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Filed Pursuant to Rule 424(b)(5)
Registration No. 333-231027

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Offering Price	Registration Fee(1)

2.950% Senior Notes due 2024	$750,000,000	$90,900

Guarantee of 2024 Notes(2)	—	—

3.200% Senior Notes due 2026	$750,000,000	$90,900

Guarantee of 2026 Notes(2)	—	—

3.450% Senior Notes due 2029	$1,000,000,000	$121,200

Guarantee of 2029 Notes(2)	—	—

4.000% Senior Notes due 2039	$500,000,000	$60,600

Guarantee of 2039 Notes(2)	—	—

4.150% Senior Notes due 2049	$1,000,000,000	$121,200

Guarantee of 2049 Notes(2)	—	—

Total	$4,000,000,000	$484,800

(1)
Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

(2)
Pursuant to Rule 457(n), no separate fee for the guarantee is payable.

Prospectus Supplement
(To Prospectus dated April 25, 2019)

$4,000,000,000

$750,000,000 2.950% Senior Notes due 2024
$750,000,000 3.200% Senior Notes due 2026
$1,000,000,000 3.450% Senior Notes due 2029
$500,000,000 4.000% Senior Notes due 2039
$1,000,000,000 4.150% Senior Notes due 2049

           We are offering $4,000,000,000 of our senior notes, consisting of $750,000,000 of our 2.950% senior notes due 2024 (the "2024 notes"), $750,000,000 of our 3.200% senior notes due 2026 (the "2026 notes"), $1,000,000,000 of our 3.450% senior notes due 2029 (the "2029 notes"), $500,000,000 of our 4.000% senior notes due 2039 (the "2039 notes") and $1,000,000,000 of our 4.150% senior notes due 2049 (the "2049 notes" and, collectively with the 2024 notes, the 2026 notes, the 2029 notes and the 2039 notes, the "notes"). Interest on the 2024 notes, the 2026 notes and the 2029 notes will accrue from May 22, 2019 and will be payable on June 15 and December 15 of each year, beginning December 15, 2019. Interest on the 2039 notes and the 2049 notes will accrue from May 22, 2019 and will be payable on January 15 and July 15 of each year, beginning January 15, 2020. The 2024 notes will mature on June 15, 2024, the 2026 notes will mature on June 15, 2026, the 2029 notes will mature on June 15, 2029, the 2039 notes will mature on July 15, 2039 and the 2049 notes will mature on July 15, 2049.

           The notes of each series will be the senior obligations of Waste Management, Inc. and will be fully and unconditionally guaranteed by our wholly owned subsidiary, Waste Management Holdings, Inc. The notes will rank equally with all of our other senior indebtedness. The indenture under which we are issuing the notes does not restrict our ability to incur additional senior indebtedness.

           We may redeem each series of the notes, in whole or in part, at any time at the redemption prices described beginning on page S-20. If a change of control triggering event as described beginning on page S-23 occurs, we may be required to offer to purchase the notes of each series from holders.

           Concurrently with this offering, Waste Management, Inc. and Waste Management Holdings, Inc. are conducting an offer to purchase for cash certain senior notes issued by them, respectively. See "Summary—Recent Developments—Cash Tender Offer."

           On April 14, 2019, we entered into an Agreement and Plan of Merger with Advanced Disposal Services, Inc. and Everglades Merger Sub Inc., our indirect wholly owned subsidiary. The merger agreement provides that, upon the terms and subject to the conditions set forth therein, Everglades Merger Sub Inc. will merge with and into Advanced Disposal Services, Inc., with Advanced Disposal Services, Inc. continuing as the surviving corporation and as our indirect wholly owned subsidiary. See "Summary—Recent Developments—Acquisition of Advanced Disposal."

           We intend to use the net proceeds from this offering to pay a portion of the consideration for the merger described above and related fees and expenses, to fund a concurrent offer to purchase for cash certain senior notes as described above and for general corporate purposes. Please read "Use of Proceeds." This offering is not contingent on the consummation of either the tender offer or the merger. However, under specified circumstances, if the merger is not consummated on or prior to July 14, 2020, we will be required to redeem all of the outstanding 2024 notes, 2026 notes, 2029 notes and 2039 notes as described under "Description of Notes—Special Mandatory Redemption."

           Investing in the notes involves risks. See "Risk Factors" beginning on page S-9 of this prospectus supplement and page 6 of the accompanying prospectus.

           Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	2024 Notes		2026 Notes		2029 Notes		2039 Notes		2049 Notes
	Per Note	Total	Per Note	Total	Per Note	Total	Per Note	Total	Per Note	Total
Public Offering Price(1)	99.994%	$749,955,000	99.973%	$749,797,500	99.804%	$998,040,000	99.896%	$499,480,000	99.872%	$998,720,000
Underwriting Discount	0.350%	$2,625,000	0.400%	$3,000,000	0.650%	$6,500,000	0.750%	$3,750,000	0.875%	$8,750,000
Proceeds to Us (excluding expenses)	99.644%	$747,330,000	99.573%	$746,797,500	99.154%	$991,540,000	99.146%	$495,730,000	98.997%	$989,970,000

(1)
Plus accrued interest from May 22, 2019, if delivery occurs after that date.

           The notes will not be listed on any securities exchange. Currently, there is no public market for the notes.

           The underwriters expect to deliver the notes to investors on or about May 22, 2019 only in book-entry form through the facilities of The Depository Trust Company and its participants, including Clearstream Banking S.A. and Euroclear Bank SA/NV, as operator of the Euroclear System.

Joint Book-Running Managers

Credit Suisse	Deutsche Bank Securities	Goldman Sachs & Co. LLC	J.P. Morgan	Mizuho Securities

Barclays	BNP PARIBAS	BofA Merrill Lynch	Citigroup	SMBC Nikko	US Bancorp	Wells Fargo Securities

Co-Managers

MUFG	PNC Capital Markets LLC	Scotiabank

Academy Securities	BNY Mellon Capital Markets, LLC	Comerica Securities	MFR Securities, Inc.	Siebert Cisneros Shank & Co., L.L.C.

May 14, 2019

        Neither we nor the underwriters have authorized anyone to provide you with any information other than the information contained in, or incorporated by reference into, this prospectus supplement, the accompanying base prospectus and any free writing prospectus prepared by or on behalf of us. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not, and the underwriters are not, making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus and any related free writing prospectus is accurate as of any date other than the date on the front cover of this prospectus supplement, or that the information we previously filed with the Securities and Exchange Commission, or SEC, and incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus is accurate as of any date other than the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates.

Prospectus Supplement

Prospectus

S-i

SUMMARY

        This summary highlights selected information from this prospectus supplement, the accompanying prospectus and any free writing prospectus prepared by us or on behalf of us, but does not contain all information that may be important to you. This prospectus supplement, the accompanying prospectus and any related free writing prospectus include specific terms of the offering of the notes, information about our business and financial data. We encourage you to read this prospectus supplement, the accompanying prospectus and any related free writing prospectus, together with the documents incorporated by reference, in their entirety before making an investment decision.

        As used in this prospectus supplement, the terms "Waste Management," "we," "us" or "our" refer to Waste Management, Inc. and its consolidated subsidiaries and consolidated variable interest entities, taken as a whole, unless the context clearly indicates otherwise.

 Waste Management, Inc.

        We are North America's leading provider of comprehensive waste management environmental services. We partner with our residential, commercial, industrial and municipal customers and the communities we serve to manage and reduce waste at each stage from collection to disposal, while recovering valuable resources and creating clean, renewable energy. Our solid waste business is operated and managed locally by our subsidiaries that focus on distinct geographic areas and provides collection, transfer, disposal and recycling and resource recovery services. Through our subsidiaries, we are also a leading developer, operator and owner of landfill gas-to-energy facilities in the United States.

        Our principal executive offices are located at 1001 Fannin Street, Houston, Texas 77002. Our telephone number is (713) 512-6200. Our website address is www.wm.com. Our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K are all available, free of charge, on our website as soon as practicable after we file the reports with the SEC. Information on our website is not incorporated by reference into this prospectus supplement and does not constitute a part of this prospectus supplement. Our common stock is traded on the New York Stock Exchange under the symbol "WM".

Waste Management Holdings, Inc.

        Waste Management Holdings, Inc., which we refer to in this prospectus supplement as "WM Holdings," is a direct wholly owned subsidiary of Waste Management, Inc. WM Holdings is a holding company and all operations are conducted by subsidiaries.

Recent Developments

Acquisition of Advanced Disposal

Merger Agreement

        On April 14, 2019, we entered into an Agreement and Plan of Merger (the "Merger Agreement") with Advanced Disposal Services, Inc. ("Advanced Disposal") and Everglades Merger Sub Inc. ("Merger Sub"), our indirect wholly owned subsidiary. The Merger Agreement provides that, upon the terms and subject to the conditions set forth therein, Merger Sub will merge with and into Advanced Disposal (the "Merger"), with Advanced Disposal continuing as the surviving corporation and as our indirect wholly owned subsidiary.

        At the effective time of the Merger (the "Effective Time"), each share of Advanced Disposal common stock, par value $0.01 per share ("Advanced Disposal Common Stock"), issued and outstanding immediately prior to the Effective Time (other than shares (i) owned by us, Merger Sub or Advanced Disposal or any of our or their respective subsidiaries or (ii) for which appraisal rights have been demanded properly in accordance with Section 262 of the General Corporation Law of the State of Delaware) will be converted into the right to receive $33.15 per share in cash, without interest (the "Per Share Merger Consideration"), representing a total enterprise value of $4.9 billion when including approximately $1.9 billion of Advanced Disposal's net debt.

        At the Effective Time, each vested and unvested option of Advanced Disposal Common Stock with a per share exercise price less than the Per Share Merger Consideration that is outstanding at the Effective Time will convert into the right to receive a cash amount equal to the product of (i) the number of shares of Advanced Disposal Common Stock subject to the option multiplied by (ii) the excess of the Per Share Merger Consideration over the per-share exercise price of such option, net of taxes. At the Effective Time, each performance share unit award outstanding as of immediately prior to the Effective Time will convert into the right to receive a cash payment equal to the product of (i) the number of shares of Advanced Disposal Common Stock equal to the greater of (x) the target number of shares of Advanced Disposal Common Stock with respect to such performance share unit award and (y) the number of shares of Advanced Disposal Common Stock that would be considered earned under the terms of such performance share unit award based on the most recent fiscal year-end results of Advanced Disposal preceding the fiscal year during which the Effective Time occurs multiplied by (ii) the Per Share Merger Consideration, net of taxes.

        At the Effective Time, each restricted share unit award and restricted share award outstanding immediately prior to the Effective Time will convert into the right to receive a cash payment equal to the product of (i) the number of shares of Advanced Disposal Common Stock subject to such restricted share unit award or restricted share award multiplied by (ii) the Per Share Merger Consideration, net of taxes.

        The consummation of the Merger (the "Closing") is subject to certain conditions, including (i) the affirmative vote of the holders of a majority of the outstanding shares of Advanced Disposal Common Stock, (ii) the expiration or termination of any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, and (iii) the absence of any law or order restraining, enjoining or otherwise prohibiting the Merger. Each of our, Merger Sub's and Advanced Disposal's obligation to consummate the Merger is also subject to additional customary conditions, including (x) subject to specific standards, the accuracy of the representations and warranties of each other party, (y) performance in all material respects by each other party of its obligations under the Merger Agreement and (z) with respect to our and Merger Sub's obligations to consummate the Merger, the absence of a Material Adverse Effect (as defined in the Merger Agreement).

        We are required to (i) take all actions to consummate the Merger, including using its reasonable best efforts to obtain antitrust approval and (ii) specifically commit to divest or sell assets and take other actions in connection with using its reasonable best efforts to obtain antitrust approval, up to certain limits specified in the Merger Agreement. Advanced Disposal is required to cooperate with us in connection with our efforts to obtain antitrust approval.

        The Merger Agreement provides that we will be required to pay to Advanced Disposal a termination fee of $150 million under certain circumstances specified in the Merger Agreement if the Merger Agreement is terminated because (i) of the issuance of a nonappealable court order or legal restraint prohibiting the transaction for antitrust reasons or (ii) the transactions have not been consummated by April 14, 2020, and at such time, antitrust approval for the transaction has not been obtained but the other conditions to Closing have been satisfied.

        We currently anticipate that the Merger will close by the first quarter of 2020. Copies of the Merger Agreement and the Voting Agreement (as defined below) are included as exhibits to our Current Report on Form 8-K filed on April 15, 2019, part of which is incorporated by reference into this prospectus supplement and the accompanying prospectus. The descriptions of the Merger, the

Merger Agreement and the Voting Agreement do not purport to be complete and are qualified in their entirety by reference to such agreements.

Voting Agreement

        In addition to, and concurrently with the execution of the Merger Agreement, on April 14, 2019, Canada Pension Plan Investment Board (the "Key Stockholder") representing approximately 19% of the outstanding Advanced Disposal Common Stock entered into a Voting and Support Agreement (the "Voting Agreement") with us, pursuant to which, among other things, and subject to the terms and conditions set forth therein, the Key Stockholder agreed to vote its shares of Advanced Disposal Common Stock in favor of the adoption of the Merger Agreement and against any alternative proposal. The Voting Agreement automatically terminates upon the earliest to occur of (i) the Expiration Time (defined in the Voting Agreement as the earlier to occur of (x) the Effective Time and (y) such date and time as the Merger Agreement has been validly terminated in accordance with its terms) and (ii) the election of the Key Stockholder in its sole discretion to terminate the Voting Agreement promptly following any amendment of any term in the original Merger Agreement that reduces or changes the form of consideration payable under the Merger Agreement.

Merger Financing

        We intend to finance the Merger through a combination of borrowings under our commercial paper program, which is fully supported by our U.S. and Canadian revolving credit facility (referred to herein as our "$2.75 billion revolving credit facility"), and a portion of the net proceeds from the notes offered hereby. Please see "Use of Proceeds."

        This offering is not contingent on the consummation of the Merger. However, if we do not consummate the Merger on or prior to July 14, 2020, or if, on or prior to such date, the Merger Agreement is terminated for any reason, then we will be required to redeem all of the outstanding 2024 notes, 2026 notes, 2029 notes and 2039 notes at a redemption price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest to, but excluding, the redemption date. See "Description of Notes—Special Mandatory Redemption." The 2049 notes are not subject to the special mandatory redemption, and we expect the 2049 notes to remain outstanding even if we do not consummate the Merger.

        We cannot assure you that we will complete the Merger on the terms contemplated in this prospectus supplement or at all.

About Advanced Disposal

        Advanced Disposal, a Delaware corporation based in Ponte Vedra, Florida, is a leading integrated provider of nonhazardous solid waste collection, transfer, recycling and disposal services. Advanced Disposal has a presence in 16 states across the Midwest, South and East regions of the United States as well as in the Commonwealth of the Bahamas. During the twelve months ended December 31, 2018, December 31, 2017 and December 31, 2016, Advanced Disposal generated revenues of approximately $1.56 billion, $1.51 billion and $1.40 billion, respectively. Advanced Disposal also generated net income of $9.4 million and $38.3 million in the twelve months ended December 31, 2018 and December 31, 2017, respectively, and a net loss of $30.4 million for the twelve months ended December 31, 2016.

Cash Tender Offer

        Concurrently with this offering, Waste Management, Inc. and WM Holdings are conducting an offer to purchase for cash, referred to herein as the "Tender Offer," any and all of WM Holdings' 7.10% Notes due 2026 and Waste Management, Inc.'s 7.00% Senior Notes due 2028, 7.375% Senior Notes due 2029, 7.75% Senior Notes due 2032 and 6.125% Senior Notes due 2039. We refer to these notes collectively as the "Tender Notes." The Tender Offer is currently scheduled to expire at 5:00 p.m., New York City time, on May 20, 2019, subject to our right to extend or early terminate the Tender Offer for any of the series of Tender Notes. As of May 10, 2019, the aggregate amount outstanding of the Tender Notes was $1.322 billion. The Tender Offer is being made solely pursuant to the terms and conditions described in an offer to purchase, dated as of May 14, 2019, which we refer to as the "Offer to Purchase," issued in connection with the Tender Offer. The consideration per each $1,000 principal amount for each series of Tender Notes validly tendered and accepted for payment will be determined in the manner described in the Offer to Purchase. This prospectus supplement is not an offer to purchase or a solicitation of an offer to sell any of the Tender Notes.

        The consummation of the Tender Offer is conditioned on, among other things, the completion of this offering on terms and conditions satisfactory to us. This offering, however, is not conditioned on the consummation of the Tender Offer or the tender of any specific amount of any of the series of Tender Notes. We are permitted, among other things, to amend or terminate the Tender Offer with respect to any or all series of the Tender Notes. There can be no assurance as to the amount of any series of Tender Notes that will be tendered in the Tender Offer or that the Tender Offer will be consummated in accordance with its terms, or at all, which is subject to market conditions and other factors.

        We intend to use some or all of the net proceeds from the offering of the 2049 notes and, if necessary, the 2039 notes to fund the Tender Offer, as described further in "Use of Proceeds."

 The Offering

        The summary below describes the principal terms of the notes. Certain of the terms described below are subject to important limitations and exceptions. The "Description of Notes" section of this prospectus supplement and the "Description of the Debt Securities" section of the accompanying prospectus contain a more detailed description of the terms of the notes.

Issuer	Waste Management, Inc.
Securities Offered	$4,000,000,000 aggregate principal amount of notes, consisting of the following series:
$750,000,000 aggregate principal amount of 2.950% Senior Notes due 2024
$750,000,000 aggregate principal amount of 3.200% Senior Notes due 2026
$1,000,000,000 aggregate principal amount of 3.450% Senior Notes due 2029
$500,000,000 aggregate principal amount of 4.000% Senior Notes due 2039
$1,000,000,000 aggregate principal amount of 4.150% Senior Notes due 2049
Subsidiary Guarantees

WM Holdings will fully and unconditionally guarantee, on a senior unsecured basis, the full and prompt payment of the principal and any premium and interest on the notes of each series, when and as they become due and payable, whether at maturity or otherwise.

Maturity Date	2024 notes—June 15, 2024
2026 notes—June 15, 2026
2029 notes—June 15, 2029
2039 notes—July 15, 2039
2049 notes—July 15, 2049
Interest Rate	2024 notes—2.950% per year
2026 notes—3.200% per year
2029 notes—3.450% per year
2039 notes—4.000% per year
2049 notes—4.150% per year
Interest Payment Dates	For the 2024 notes, the 2026 notes and the 2029 notes, June 15 and December 15 of each year, beginning December 15, 2019.
For the 2039 notes and the 2049 notes, January 15 and July 15 of each year, beginning January 15, 2020.

Special Mandatory Redemption

If we do not consummate the Merger on or prior to July 14, 2020, or if, on or prior to such date, the Merger Agreement is terminated for any reason, then, in either case, we must redeem all of the outstanding 2024 notes, 2026 notes, 2029 notes and 2039 notes at a redemption price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest to, but excluding, the redemption date. See "Description of Notes—Special Mandatory Redemption." The 2049 notes are not subject to the special mandatory redemption, and we expect the 2049 notes to remain outstanding even if we do not consummate the Merger. The proceeds from each series of notes offered in this offering will not be deposited into an escrow account, and you will not receive a security interest in such proceeds.

Optional Redemption

We may elect to redeem and repay any or all of the notes at any time in minimum principal amounts of $2,000 or any integral multiple of $1,000 in excess thereof. If we elect to redeem and repay (i) the 2024 notes before May 15, 2024 (one month prior to the maturity date of the 2024 notes), (ii) the 2026 notes before April 15, 2026 (two months prior to the maturity date of the 2026 notes), (iii) the 2029 notes before March 15, 2029 (three months prior to the maturity date of the 2029 notes), (iv) the 2039 notes before January 15, 2039 (six months prior to the maturity date of the 2039 notes) or (v) the 2049 notes before January 15, 2049 (six months prior to the maturity date of the 2049 notes), we will pay an amount equal to the greater of 100% of the principal amount of the notes of such series redeemed and repaid, or the sum of the present values of the remaining scheduled payments of principal and interest on the notes of such series to be redeemed and repaid that would be due if such series of notes matured on the applicable par call date (exclusive of interest accrued to the date of redemption). If we elect to redeem and repay the notes of any series on or after the applicable par call date, we will pay an amount equal to 100% of the principal amount of the notes redeemed and repaid.

We will pay accrued interest on the notes redeemed to the redemption date. See "Description of Notes—Optional Redemption" in this prospectus supplement.
Change of Control Offer

If a change of control triggering event occurs, holders of the notes of each series may require us to purchase all or a portion of such holders' notes at a price equal to 101% of the principal amount, plus accrued interest, if any, to the date of purchase. See "Description of Notes—Change of Control Offer" in this prospectus supplement.

Ranking

The notes and the guarantees will constitute the senior unsecured debt of Waste Management, Inc. and WM Holdings, respectively, and will rank equally with all of our and its other existing and future senior obligations from time to time outstanding.

Covenants	We will issue the notes under an indenture containing covenants for your benefit. These covenants restrict our ability, with certain exceptions, to:
• create, incur or assume debt secured by liens;
• engage in sale and leaseback transactions; and
• merge, consolidate or transfer all or substantially all of our assets.
Use of Proceeds

We expect the net proceeds from the offering of the notes to be $3.963 billion, after deducting the underwriting discounts and estimated expenses of the offering that we will pay. We intend to use some or all of the net proceeds from the offering of the 2049 notes and, if necessary, the 2039 notes to fund the Tender Offer. We intend to use the net proceeds from the 2024 notes, the 2026 notes and the 2029 notes, together with any remaining net proceeds from the 2039 notes and the 2049 notes, to pay a portion of the consideration for the Merger and related fees and expenses. However, under specific circumstances in which the Merger is not consummated and we are required to redeem all of the outstanding 2024 notes, 2026 notes, 2029 notes and 2039 notes (as described under "Description of Notes—Special Mandatory Redemption"), we intend to use any remaining net proceeds from the sale of the 2049 notes (which are not subject to the special mandatory redemption) for general corporate purposes, which may include payment of fees and expenses relating to the termination of the Merger Agreement.

This offering is not contingent on the consummation of either the Tender Offer or the Merger, although the consummation of the Tender Offer is contingent upon, among other things, the completion of this offering on terms and conditions satisfactory to us. There can be no assurance that either the Tender Offer or the Merger will be consummated on the terms described herein or at all. Additionally, certain of the underwriters and/or certain of their affiliates may hold a position in the Tender Notes and, as a result, may receive a portion of the net proceeds of the notes offered hereby.

Pending application of the net proceeds as described immediately above, we anticipate that we may repay borrowings under our commercial paper program used for working capital, which is fully supported by our $2.75 billion revolving credit facility. Because certain of the underwriters serve as dealers under our commercial paper program, they may receive as customary dealer fees a portion of the net proceeds of the notes offered hereby. We may temporarily invest in short-term investments, and any excess proceeds will be used for general corporate purposes. See "Use of Proceeds" in this prospectus supplement.

Trustee	The Bank of New York Mellon Trust Company, N.A.
Further Issues

We may create and issue additional notes of each series ranking equally and ratably with the notes of such series offered by this prospectus supplement in all respects, so that such additional notes will be consolidated and form a single series with the notes of such series offered by this prospectus supplement and will have the same terms, as to status, redemption or otherwise except for the issue date, the initial interest payment date, if applicable, the payment of interest accruing prior to the issue date of such additional notes and, depending on the status of the Merger and the financing related thereto, redemption upon a Special Mandatory Redemption Event (as defined below); provided, however, that a separate CUSIP or ISIN will be issued for the additional notes, unless the notes and the additional notes are fungible for U.S. federal income tax purposes.

Risk Factors	See page S-9 of this prospectus supplement and page 6 of the accompanying prospectus for a discussion of the risks you should consider before investing in the notes.

RISK FACTORS

        You should carefully consider the risk factors identified in Part I, Item 1A., "Risk Factors," of our Annual Report on Form 10-K for the year ended December 31, 2018, and in Part II Item 1A., "Risk Factors," of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, before making an investment in the notes. You should also carefully consider the risks described below, the other information set forth in this prospectus supplement, the accompanying prospectus, any free writing prospectus prepared by or on behalf of us and the documents incorporated by reference in this prospectus supplement before making an investment in the notes. Additional risks and uncertainties not presently known to us, or that we currently deem immaterial, may also materially impair our business operations. The events discussed in the risk factors included or incorporated by reference in this prospectus supplement and the accompanying prospectus may occur. If they do, our business, results of operations or financial condition could be materially adversely affected. In such case, the trading price of our securities, including the notes, could decline and you might lose all or part of your investment.

 Risks Related to the Merger

Our planned acquisition of Advanced Disposal may not occur at all, may not occur in the expected time frame or may involve the divestiture of certain businesses and assets, which may negatively affect the trading price of our common stock and our future business and financial results.

        If the Merger is completed, Advanced Disposal will become our indirect wholly owned subsidiary. The consummation of the acquisition is not assured and is subject to certain conditions, including the affirmative vote of the holders of a majority of the outstanding shares of Advanced Disposal common stock, the expiration or termination of any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder and the absence of any law or order restraining, enjoining or otherwise prohibiting the acquisition, as well as other customary closing conditions.

        The planned acquisition of Advanced Disposal is subject to a number of risks and uncertainties, including general economic and capital markets conditions; the effects that the announcement or pendency of the Merger may have on us, Advanced Disposal and our respective businesses; inability to obtain required regulatory or government approvals or to obtain such approvals on satisfactory conditions; inability of Advanced Disposal to obtain stockholder approval or satisfy other closing conditions; our inability to obtain financing on acceptable terms; the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement, several of which could require us to pay a termination fee of $150 million to Advanced Disposal; legal proceedings that may be instituted related to the proposed acquisition and the legal expenses and diversion of management's attention that may be associated therewith; and unexpected costs, charges or expenses. If the planned acquisition of Advanced Disposal is not completed, if there are significant delays in completing the planned acquisition or if the planned acquisition involves an unexpected amount of required divestitures, it could negatively affect the trading price of our common stock and our future business and financial results.

We may not realize the strategic benefits and cost synergies that are anticipated from the planned acquisition of Advanced Disposal.

        The benefits that are expected to result from the planned acquisition of Advanced Disposal will depend, in part, on our ability to realize anticipated cost synergies. Our success in realizing these benefits and cost synergies, and the timing of this realization, depends on the successful integration of Advanced Disposal. There is a significant degree of difficulty and management distraction inherent in the process of integrating an acquisition of this size. The process of integrating operations could cause business interruption and distraction. Some members of our management may be required to devote considerable time to this integration process, which will decrease the time they will have to manage Waste Management, service existing customers, attract new customers and develop new products or strategies. If management is not able to effectively manage the integration process, or if any significant business activities are interrupted as a result of the integration process, our business, financial condition and results of operations could suffer.

        The acquisition of Advanced Disposal may not result in realization of the benefits and cost synergies that we currently expect, and we cannot guarantee that these benefits and cost synergies will be achieved within anticipated time frames or at all. Additionally, we may incur substantial expenses in connection with the integration of Advanced Disposal, which may exceed expectations and offset certain benefits.

Our indebtedness following the consummation of the Merger will be greater than our existing indebtedness. Therefore, following the consummation of the Merger, it may be more difficult for us to pay or refinance our debts or take other actions, and we may need to divert cash flow from operations to debt service payments.

        In connection with the Merger, we will assume the debt of Advanced Disposal and we intend to issue certain of the notes offered hereby to pay a portion of the consideration for the Merger and transaction expenses, which will result in our indebtedness following the consummation of the Merger being greater than our current indebtedness. We may also incur additional unsecured debt under our $2.75 billion revolving credit facility and under our commercial paper program which is fully supported by such credit facility, in order to pay the difference between (i) the net proceeds received from the issuance of the notes offered hereby, and (ii) the consideration for the Merger and related fees and expenses, and the consideration for the purchase price and accrued and unpaid interest for the Tender Notes validly tendered and accepted for purchase under the Tender Offer, and any related fees and expenses. Following consummation of the Merger, our debt service obligations with respect to our increased indebtedness could have an adverse impact on our earnings and cash flows, which following the consummation of the Merger would include the earnings and cash flows of Advanced Disposal, for as long as the indebtedness is outstanding.

        In addition to increasing the likelihood of the negative consequences mentioned below under "Risks Related to the Notes—Our substantial indebtedness could impair our financial condition and our ability to fulfill our debt obligations, including our obligations under the notes," the increase in our indebtedness following the consummation of the Merger could have other important consequences. For example, it could:

  •
  result in a downgrade in the rating of our indebtedness, which could limit our ability to borrow additional funds and increase the interest rates applicable to our indebtedness;

  •
  result in higher interest expense in the event of increases in interest rates since some of our borrowings are, and will continue to be, at variable rates of interest; or

  •
  require us to repatriate foreign earnings to meet liquidity demands, resulting in a tax payment that may not be accrued for.

        Based upon current levels of operations, we expect that following the consummation of the Merger we would be able to generate sufficient cash on a consolidated basis to make all of the principal and interest payments when such payments are due under our existing credit facility, indentures and other instruments governing our outstanding indebtedness, but there can be no assurance that we will be able to repay or refinance such borrowings and obligations.

We have incurred and will continue to incur significant transaction costs in connection with the Merger that could adversely affect our results of operations.

        Whether or not we complete the Merger, we have incurred, and will continue to incur, significant transaction costs in connection with the Merger, including payment of certain fees and expenses incurred in connection with the Merger and related financing transactions. Additional unanticipated costs may be incurred in the integration process. These could adversely affect our results of operations in the period in which such expenses are recorded or our cash flow in the period in which any related costs are actually paid. Furthermore, we may incur material restructuring charges in connection with the Merger, which may adversely affect our operating results following the closing of the Merger in the period in which such expenses are recorded or our cash flow in the period in which any related costs are actually paid. A delay in closing or a failure to complete the Merger could have a negative impact on our business.

Following the consummation of the Merger, we will record goodwill and other intangible assets that could become impaired and result in material non-cash charges to our results of operations in the future.

        Following the consummation of the Merger, we will record a significant amount of goodwill and other intangible assets on our consolidated financial statements that are subject to impairment based upon future adverse changes in our business or prospects. The impairment of any goodwill and other intangible assets could result in material non-cash charges and may have negative impact on our consolidated results of operations in the future.

Risks Related to the Notes

Our substantial indebtedness could impair our financial condition and our ability to fulfill our debt obligations, including our obligations under the notes.

        We have substantial indebtedness. At March 31, 2019, our ratio of total debt to total capitalization was 61.8%, and we had $10.366 billion of total debt. In addition, as of March 31, 2019, we had approximately $1.114 billion of letters of credit outstanding under our $2.75 billion revolving credit facility and other letter of credit facilities. Our indebtedness that bears interest at a floating rate makes us vulnerable to changes in interest rates. As of March 31, 2019, we had $2.2 billion of debt maturing within the next 12 months which includes $680 million of tax-exempt bonds with term interest rate periods that expire within the next 12 months. Our level of indebtedness and the covenants contained in the agreements governing our debt could have important consequences, including:

  •
  making it more difficult for us to satisfy our obligations with respect to the notes and our other indebtedness, which could in turn result in an event of default on such other indebtedness or the notes;

  •
  impairing our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes;

  •
  requiring us to dedicate a substantial portion of our cash flow from operations to debt service payments, thereby reducing the availability of cash for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes;

  •
  limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and

  •
  placing us at a competitive disadvantage compared to our competitors that have proportionately less debt.

        We are not prohibited under the indenture governing the notes from incurring additional indebtedness. Although our $2.75 billion revolving credit facility requires us to comply with a specified ratio of Total Debt to EBITDA (each as defined in our $2.75 billion revolving credit facility), which ratio will increase during the quarter in which the Merger is consummated and for the following three fiscal quarters, as of March 31, 2019 and after giving effect to the offering of the notes and the use of proceeds contemplated hereby, we expect to have the ability to incur additional indebtedness while remaining in compliance with this ratio. Our incurrence of additional indebtedness would exacerbate the negative consequences mentioned above, and could adversely affect our ability to service and repay the notes.

We are a holding company and we depend upon cash distributions from our subsidiaries to service our debt.

        As a holding company, we conduct our operations through our operating subsidiaries, and our only significant assets are the capital stock of our subsidiaries. Accordingly, our ability to meet our cash obligations, including our obligations under the notes, depends in part upon the ability of our subsidiaries to make cash distributions to us. Any of our subsidiaries' declaration of bankruptcy, liquidation or reorganization could materially adversely affect their ability to make cash distributions to us. Additionally, the ability of our subsidiaries to make distributions to us is, and will continue to be, restricted by, among other limitations, applicable provisions of federal and state law and contractual provisions. Any inability of our operating subsidiaries to make dividends or distributions to us, whether by reason of financial difficulties or other restrictions, could have a material adverse effect on our ability to service and repay our debt, including the notes.

The notes will be effectively subordinated to certain of our subsidiaries' debt and our secured debt.

        While the notes of each series will be guaranteed by WM Holdings and will rank equally with all of our and WM Holdings' existing and future senior indebtedness, the notes will be structurally subordinated to all obligations of our subsidiaries other than WM Holdings, including trade payables of our operating subsidiaries. This means that holders of each series of the notes will have a junior position to the claims of creditors of our operating subsidiaries on their assets and earnings. The notes will also be effectively subordinated to any secured debt we have or may incur, to the extent of the value of the assets securing that debt. The indenture governing the notes does not limit the amount of debt our subsidiaries can incur, and it permits us to incur some secured debt. Our debt balances are generally unsecured, except for financing leases and notes payable associated with our investments in federal low-income housing tax credits. The balance on such notes payable as of March 31, 2019 was $149 million. As of March 31, 2019, our operating subsidiaries had $2.061 billion of indebtedness and WM Holdings had $304 million of long-term debt, less current portion (excluding guarantees of $5.88 billion of our senior debt), in each case excluding intercompany loans. For a description of the ranking of the notes, see "Description of Notes—Ranking" in this prospectus supplement.

Fraudulent transfer statutes may limit your rights under the guarantees of the notes.

        Our obligations under the notes will be guaranteed by our wholly owned subsidiary, WM Holdings. The guarantees may be subject to review under various laws for the protection of creditors. It is possible that the creditors of WM Holdings may challenge the guarantees as fraudulent transfers under relevant federal and state laws. Under certain circumstances, including a finding that WM Holdings was insolvent at the time its guarantees were issued, a court could hold that the obligations of WM Holdings under the guarantees may be voided or are subordinate to other obligations of WM Holdings, or that the amount for which WM Holdings is liable under its guarantees of the notes may be limited. Different jurisdictions define "insolvency" differently, and we cannot assure you as to what standard a court would apply to determine whether WM Holdings was insolvent. If a court determined that WM Holdings was insolvent on the date the guarantees of the notes were issued, or that the guarantees constituted a fraudulent transfer on another ground, the claims of creditors of WM Holdings would effectively have priority with respect to WM Holdings' assets and earnings over the claims of the holders of the notes.

We may not have sufficient funds to purchase the notes upon a change of control triggering event, and this covenant provides limited protection to investors.

        Holders of the notes may require us to purchase their notes upon a "change of control triggering event" as defined under "Description of Notes—Change of Control Offer" in this prospectus supplement. We cannot assure you that we will have sufficient financial resources, or will be able to arrange sufficient financing, to pay the purchase price of the notes, particularly if a change of control event triggers a similar repurchase requirement for, or results in the acceleration of, our other than existing debt.

        The change of control offer covenant is limited to the transactions specified in "Description of Notes—Change of Control Offer." We have no present intention to engage in a transaction involving a change of control triggering event, although it is possible that we could decide to do so in the future. We could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a change of control triggering event under the notes, but that could increase the amount of indebtedness outstanding at such time or otherwise materially adversely affect our capital structure or credit ratings.

You may not be able to sell the notes.

        The notes of each series will be a new issue of securities. There is no existing active trading market for the notes of any series, and a market may never develop. We do not currently intend to apply for listing of any series of the notes on any securities exchange. If a market does not develop, you may be unable to resell the notes for a long time, if at all. If the notes are traded after their initial issuance, they may trade at a discount from initial offering prices. Factors that could cause the notes to trade at a discount are:

  •
  increases in then prevailing interest rates;

  •
  a decline in our credit worthiness based on our business, operating results or financial condition;

  •
  weakness in the markets for similar securities; and

  •
  declining general economic conditions.

This offering is not contingent upon the completion of the Merger. If we do not consummate the Merger on or prior to July 14, 2020, or if, on or prior to such date, the Merger Agreement is terminated, we will be required to redeem all of the outstanding 2024 notes, 2026 notes, 2029 notes and 2039 notes, and we may not have the financial resources necessary to effect such redemption.

        This offering is not contingent upon the completion of the Merger. The consummation of the Merger is not assured and is subject to certain conditions, including the affirmative vote of the holders of a majority of the outstanding shares of Advanced Disposal common stock, the expiration or termination of any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder and the absence of any law or order restraining, enjoining or otherwise prohibiting the acquisition, as well as other customary closing conditions. The Merger Agreement contains certain provisions permitting its termination under certain circumstances.

        If we do not consummate the Merger on or prior to July 14, 2020, or if, on or prior to such date, the Merger Agreement is terminated, we will be required to redeem all of the outstanding 2024 notes, 2026 notes, 2029 notes and 2039 notes at a redemption price equal to 101% of the aggregate principal amount of such series of notes plus accrued and unpaid interest, if any, to, but excluding, the date of such special mandatory redemption. See "Description of the Notes—Special Mandatory Redemption" in this prospectus supplement. If we redeem those series of notes pursuant to the special mandatory redemption, you may not obtain the return that you expected on your investment in those series of notes. In particular, we cannot assure that you will be able reinvest your redemption proceeds in an investment with a return that is as high as the return you would have earned on the 2024 notes, 2026 notes, 2029 notes and 2039 notes that we redeemed and that have a similar level of investment risk.

        Whether or not the special mandatory redemption is ultimately triggered, the existence of the mandatory redemption provisions may adversely affect the trading prices of the 2024 notes, 2026 notes, 2029 notes and 2039 notes until such time, if any, as the Merger is consummated.

        We will not be required to deposit the proceeds from the issuance of any series of notes into an escrow account pending completion of the Merger, nor will we be required to grant any security interest in or other lien on those proceeds to secure any mandatory redemption of the 2024 notes, 2026 notes, 2029 notes and 2039 notes. The redemption price will exceed the net proceeds we receive from the sale of the notes, and we may apply the cash proceeds for other purposes prior to any redemption date as described in "Use of Proceeds." If we are required to redeem all of the outstanding 2024 notes, 2026 notes, 2029 notes and 2039 notes, whether because the Merger is not completed by a specified date, the Merger Agreement is terminated or under similar circumstances, our ability to pay the redemption price may be limited by our financial resources at the time and the terms of our debt instruments and other instruments and agreements, and it is possible that we will not have sufficient financial resources available to satisfy our obligations to redeem any or all of the 2024 notes, 2026 notes, 2029 notes and 2039 notes. We may also be required to incur additional indebtedness and reduce availability under our $2.75 billion revolving credit facility to fund the redemption price.

        Any failure to pay the special mandatory redemption price of the 2024 notes, 2026 notes, 2029 notes and 2039 notes when due would constitute an event of default with respect to the notes of such series pursuant to the indenture under which those notes are issued and could have a material adverse effect on our business, results of operations and financial condition and the market prices of our securities, including the notes offered hereby.

USE OF PROCEEDS

        We expect the net proceeds from the offering of the notes to be $3.963 billion, after deducting the underwriting discounts and estimated expenses of the offering that we will pay. We intend to use some or all of the net proceeds from the offering of the 2049 notes and, if necessary, the 2039 notes to fund the Tender Offer. We intend to use the net proceeds from the 2024 notes, the 2026 notes and the 2029 notes, together with any remaining net proceeds from the 2039 notes and the 2049 notes, to pay a portion of the consideration for the Merger and related fees and expenses. However, under specific circumstances in which the Merger is not consummated and we are required to redeem all of the outstanding 2024 notes, 2026 notes, 2029 notes and 2039 notes (as described under "Description of Notes—Special Mandatory Redemption"), we intend to use any remaining net proceeds from the sale of the 2049 notes (which are not subject to the special mandatory redemption) for general corporate purposes, which may include payment of fees and expenses relating to the termination of the Merger Agreement.

        This offering is not contingent on the consummation of either the Tender Offer or the Merger, although the consummation of the Tender Offer is contingent upon, among other things, the completion of this offering on terms and conditions satisfactory to us. There can be no assurance that either the Tender Offer or the Merger will be consummated on the terms described herein or at all. Additionally, certain of the underwriters and/or certain of their affiliates may hold a position in the Tender Notes and, as a result, may receive a portion of the net proceeds of the notes offered hereby.

        Pending application of the net proceeds as described immediately above, we anticipate that we may repay borrowings under our commercial paper program used for working capital, which is fully supported by our $2.75 billion revolving credit facility. Because certain of the underwriters serve as dealers under our commercial paper program, they may receive as customary dealer fees a portion of the net proceeds of the notes offered hereby. We may temporarily invest in short-term investments, and any excess proceeds will be used for general corporate purposes.

Waste Management Commercial Paper Program

        Our commercial paper program enables us to borrow up to $2.75 billion, which capacity is reduced by the aggregate amount of borrowings outstanding under our $2.75 billion revolving credit facility, for up to 397 days at competitive interest rates. As of May 9, 2019, we had $1.191 billion of outstanding borrowings under our commercial paper program with a weighted average interest rate of 2.70%. As of May 9, 2019, the outstanding borrowings under our commercial paper program have a weighted average maturity of 7.93 days. The proceeds of our commercial paper program were used for general corporate purposes.

 CAPITALIZATION

        The following table sets forth our consolidated cash and cash equivalents and consolidated capitalization as of March 31, 2019 on an actual basis and as adjusted to give effect to the offering of the notes but not the use of proceeds thereof, including the Tender Offer or the Merger. See "Summary—Recent Developments."

        It is important that you read the following information along with the consolidated financial statements and notes thereto incorporated by reference in this prospectus supplement and the accompanying prospectus. See "Incorporation of Certain Documents by Reference" in this prospectus supplement and "Where You Can Find More Information" in the accompanying prospectus.

	March 31, 2019
	Actual	As Adjusted(a)
	(Unaudited, Dollars in millions)
Cash and Cash Equivalents	$57	$4,020

Debt:
$2.75 billion revolving credit facility(b)(c)	$—	$—
Commercial paper program (weighted average interest rate of 2.8% as of March 31, 2019)(b)(c)	1,354	1,354
Senior notes, maturing through 2045, interest rates ranging from 2.4% to 7.75% (weighted average interest rate of 4.3% as of March 31, 2019)	6,222	6,222
2.950% Senior Notes due 2024 offered hereby	—	750
3.200% Senior Notes due 2026 offered hereby	—	750
3.450% Senior Notes due 2029 offered hereby	—	1,000
4.000% Senior Notes due 2039 offered hereby	—	500
4.150% Senior Notes due 2049 offered hereby	—	1,000
Tax-exempt bonds, maturing through 2048, fixed and variable interest rates ranging from 1.35% to 4.3% (weighted average interest rate of 2.4% as of March 31, 2019)(d)	2,354	2,354
Financing leases and other, maturing through 2040, interest rates up to 9%	486	486
Debt issuance costs, discounts and other(e)	(50)	(50)

Total debt	$10,366	$14,366

Equity:
Waste Management, Inc. Stockholders' Equity:
Common stock, $0.01 par value; 1,500,000,000 shares authorized; 630,282,461 shares issued	$6	$6
Additional paid-in capital	4,978	4,978
Retained earnings	9,924	9,924
Accumulated other comprehensive income (loss)	(53)	(53)
Treasury stock at cost, 205,555,810 shares	(8,440)	(8,440)

Total Waste Management, Inc. stockholders' equity	6,415	6,415
Noncontrolling interests	2	2

Total equity	6,417	6,417

Total debt and equity	$16,783	$20,783

(a)
The As Adjusted column gives effect to the notes offering but does not give effect to any use of proceeds thereof, including the Tender Offer and the Merger. As of May 10, 2019, the aggregate amount outstanding of the Tender Notes was $1.322 billion. There is no assurance that either the Tender Offer or the Merger will be consummated in accordance with its respective terms, or at all.

(b)
Our $2.75 billion revolving credit facility provides us with credit capacity to be used for either cash borrowings, including borrowings in Canadian dollars up to the U.S. dollar equivalent of $375 million, or to support letters of credit or commercial paper. The rates we pay for outstanding U.S. or Canadian loans are generally based on LIBOR or CDOR, respectively, plus a spread depending on our debt rating assigned by Moody's and S&P (each as defined below). WM Holdings guarantees all of the obligations under our $2.75 billion revolving credit facility.

(c)
As of March 31, 2019, we had an aggregate committed capacity of $2.87 billion for letters of credit under various credit facilities. Our $2.75 billion revolving credit facility expires in June 2023 and is our primary source of letter of credit capacity. Our remaining committed letter of credit capacity is provided under facilities with terms extending through December 2020. As of March 31, 2019, we had an aggregate of $1.114 billion of letters of credit outstanding under various credit facilities and no outstanding borrowings under our $2.75 billion revolving credit facility. As of March 31, 2019, we had $572 million of letters of credit issued and $1.4 billion of outstanding borrowings under our commercial paper program, both of which are supported by our $2.75 billion revolving credit facility, leaving $824 million of unused and available credit capacity. We supplement the letter of credit capacity we have through these committed and uncommitted facilities with stand-alone letters of credit with various banking partners.

(d)
We issue both fixed and floating rate tax-exempt bonds as a means of low-cost financing for capital expenditures. The proceeds from the issuances may only be used for the specific purpose for which the funds were raised, which is generally to finance expenditures for landfill construction and development, equipment, vehicles and facilities in support of our operations.

(e)
The As Adjusted column with respect to this line item does not include any debt issuance costs or unamortized discounts associated with the 2024 notes, the 2026 notes, the 2029 notes, the 2039 notes or the 2049 notes.

 DESCRIPTION OF NOTES

        This Description of Notes is intended to be an overview of the material provisions of the notes and is intended to supplement, and to the extent of any inconsistency replace, the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus, to which we refer you. Since this Description of Notes is only a summary, you should refer to the indenture identified below and the notes, a copy of which is available from us, for a complete description of our obligations and your rights.

 General

        We are offering $4,000,000,000 of our senior notes, consisting of $750,000,000 of our 2.950% senior notes due 2024, $750,000,000 of our 3.200% senior notes due 2026, $1,000,000,000 of our 3.450% senior notes due 2029, $500,000,000 of our 4.000% senior notes due 2039 and $1,000,000,000 of our 4.150% senior notes due 2049. The notes of each series will be issued under and pursuant to an Indenture dated as of September 10, 1997, between us and The Bank of New York Mellon Trust Company, N.A. (the current successor to the initial trustee, Texas Commerce Bank National Association), as Trustee (the "Trustee"). The 2024 notes, the 2026 notes, the 2029 notes, the 2039 notes and the 2049 notes are separate series of notes under the Indenture. We will issue the notes of each series pursuant to a resolution of our Board of Directors and an accompanying officers' certificate setting forth the specific terms applicable to the notes of each series.

        The Notes.    Each series of notes will:

  •
  be our general unsecured, senior obligations;

  •
  constitute a new and separate series of debt securities issued under the Indenture and will be initially limited to an aggregate principal amount as follows: $750,000,000 in the case of the 2024 notes, $750,000,000 in the case of the 2026 notes, $1,000,000,000 in the case of the 2029 notes, $500,000,000 in the case of the 2039 notes and $1,000,000,000 in the case of the 2049 notes;

  •
  mature on June 15, 2024, in the case of the 2024 notes, June 15, 2026, in the case of the 2026 notes, June 15, 2029, in the case of the 2029 notes, July 15, 2039, in the case of the 2039 notes and July 15, 2049, in the case of the 2049 notes;

  •
  be unconditionally guaranteed by our wholly owned subsidiary WM Holdings;

  •
  not be entitled to the benefit of any sinking fund;

  •
  be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof; and

  •
  be issued only in book-entry form represented by one or more global notes registered initially in the name of Cede & Co., as nominee of The Depository Trust Company ("DTC"), or such other name as may be requested by an authorized representative of DTC, and deposited with the Trustee, as custodian for DTC.

        Interest.    Interest will:

  •
  accrue on the 2024 notes at the rate of 2.950% per annum, accrue on the 2026 notes at the rate of 3.200% per annum, accrue on the 2029 notes at the rate of 3.450% per annum, accrue on the 2039 notes at the rate of 4.000% per annum and accrue on the 2049 notes at the rate of 4.150% per annum;

  •
  accrue from May 22, 2019 or the most recent interest payment date;

  •
  be payable in cash semi-annually in arrears on June 15 and December 15 of each year, beginning on December 15, 2019, in the case of the 2024 notes, the 2026 notes and the 2029 notes;

  •
  be payable in cash semi-annually in arrears on January 15 and July 15 of each year, beginning on January 15, 2020, in the case of the 2039 notes and the 2049 notes;

  •
  be payable to holders of record on the June 1 and December 1 immediately preceding the related interest payment dates in the case of the 2024 notes, the 2026 notes and the 2029 notes;

  •
  be payable to holders of record on the January 1 and July 1 immediately preceding the related interest payment dates in the case of the 2039 notes and the 2049 notes; and

  •
  be computed on the basis of a 360-day year consisting of twelve 30-day months.

Payment and Transfer

        Beneficial interests in notes in global form will be shown on, and transfers of interests in notes in global form will be made only through, records maintained by DTC and its direct and indirect participants. Notes in definitive form, if any, may be registered, exchanged or transferred at the office or agency maintained by us for such purpose (which initially will be the corporate trust office of The Bank of New York Mellon, located at 101 Barclay Street, Floor 21 West, New York, New York 10286).

        Payment of principal of, premium, if any, and interest on notes in global form registered in the name of or held by DTC or its nominee will be made in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global note. If any of the notes are no longer represented by global notes, payment of interest on the notes in definitive form may, at our option, be made at the corporate trust office of The Bank of New York Mellon, by check mailed directly to registered holders at their registered addresses or by wire transfer to an account designated by a registered holder.

        No service charge will be made for any registration of transfer or exchange of notes, but we may require payment of a sum sufficient to cover any transfer tax or other governmental charge payable in connection therewith. We are not required to transfer or exchange any note selected for redemption for a period beginning 15 days before selection of notes to be redeemed and ending on the day of mailing of the notice of redemption.

        The registered holder of a note will be treated as the owner of it for all purposes.

Special Mandatory Redemption

        Although we intend to use a portion of the net proceeds from this offering to pay a portion of the consideration for the Merger and to pay related fees and expenses, this offering is not contingent on the consummation of the Merger. See "Use of Proceeds." The closing of this offering will occur prior to the consummation of the Merger.

        The Merger is subject to various closing conditions. If the Merger is not completed on or prior to July 14, 2020, or if, on or prior to such date, the Merger Agreement is terminated for any reason (each, a "Special Mandatory Redemption Event"), we will be required to redeem all of the outstanding 2024 notes, 2026 notes, 2029 notes and 2039 notes as described below.

        Upon the occurrence of a Special Mandatory Redemption Event, all of the outstanding 2024 notes, 2026 notes, 2029 notes and 2039 notes will be redeemed in whole at a special mandatory redemption price (the "Special Mandatory Redemption Price") equal to 101% of the aggregate principal amount of such notes, plus accrued but unpaid interest on the principal amount of such notes to, but not including, the Special Mandatory Redemption Date (as defined below) (subject to the right of holders as of the close of business on a regular record date to receive interest due on the related interest payment date).

        Upon the occurrence of a Special Mandatory Redemption Event, we will promptly (but in no event later than 5 business days following such Special Mandatory Redemption Event) notify the Trustee in writing of such event, and will, no later than 5 business days following such notice to the Trustee, mail (or with respect to global notes, to the extent permitted or required by applicable procedures or regulations of the depositary, send electronically) a notice of redemption to the registered address of each holder of the 2024 notes, the 2026 notes, the 2029 notes and the 2039 notes (such date of notification to the holders, the "Special Mandatory Redemption Notice Date") fixing the date of such mandatory redemption, which date will be no earlier than 3 business days and no later than 30 days from the Special Mandatory Redemption Notice Date (such date, the "Special Mandatory Redemption Date"), in each case, in accordance with the applicable provisions of the Indenture. We will notify each holder in accordance with the applicable provisions of the Indenture that all of such outstanding 2024 notes, 2026 notes, 2029 notes and 2039 notes shall be redeemed at the Special Mandatory Redemption Price on the Special Mandatory Redemption Date automatically and without any further action by the holders of such notes. At or prior to 12:00 p.m. (New York City time) on the business day immediately preceding the Special Mandatory Redemption Date, we will deposit with the Trustee funds sufficient to pay the Special Mandatory Redemption Price for such notes. If such deposit is made as provided above, all of the outstanding 2024 notes, 2026 notes, 2029 notes and 2039 notes will cease to bear interest on and after the Special Mandatory Redemption Date.

        The aggregate net proceeds from the sale of each series of notes will not be held in escrow, and holders of the notes of each series will not have any special access or rights to, or a security interest in or encumbrance of any kind on, the net proceeds from the offering of the notes of any series. See "Risk Factors—This offering is not contingent upon the completion of the Merger. If we do not consummate the Merger on or prior to July 14, 2020, or if, on or prior to such date, the Merger Agreement is terminated, we will be required to redeem all of the outstanding 2024 notes, 2026 notes, 2029 notes and 2039 notes, and we may not have the financial resources necessary to effect such redemption."

        The 2049 notes are not subject to the special mandatory redemption and we expect the 2049 notes to remain outstanding even if we do not consummate the Merger. Upon the occurrence of the closing of the Merger, the foregoing provisions regarding the Special Mandatory Redemption Event will cease to apply.

Optional Redemption

        Before the applicable Par Call Date for each series of notes, the notes of each series will be redeemable and repayable, at our option, at any time in whole, or from time to time in part, at a price equal to the greater of:

  •
  100% of the principal amount of the notes to be redeemed; or

  •
  the sum, as calculated by us, of the present values of the remaining scheduled payments of principal and interest on the notes of the applicable series to be redeemed that would be due if such notes matured on the applicable Par Call Date (exclusive of interest accrued to the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Yield plus 12.5 basis points for the 2024 notes, 15 basis points for the 2026 notes, 20 basis points for the 2029 notes, 20 basis points for the 2039 notes and 20 basis points for the 2049 notes;

plus, in either case, accrued interest to the date of redemption.

        On or after the applicable Par Call Date for each series of notes, the notes of each series will be redeemable and repayable, at our option, at any time in whole, or from time to time in part, at a price equal to 100% of the principal amount of the notes of the applicable series to be redeemed plus accrued interest on the notes of the applicable series to be redeemed to the date of redemption.

        Notes called for redemption become due on the date fixed for redemption. Notices of redemption will be mailed at least 10 but not more than 60 days before the redemption date to each holder of record of the notes to be redeemed at its registered address. The notice of redemption for the notes will state, among other things, the amount of notes to be redeemed, the redemption date, the redemption price or, if not ascertainable, the manner of determining the redemption price and the place(s) that payment will be made upon presentation and surrender of the notes to be redeemed. Unless we default in payment of the redemption price, interest will cease to accrue on any notes that have been called for redemption at the redemption date. Notes called for redemption will be redeemed and repaid in principal amounts of $2,000 or any integral multiple of $1,000 in excess thereof. If less than all the notes of a series are redeemed at any time, the Trustee will select the notes to be redeemed on a pro rata basis or by any other method the Trustee deems fair and appropriate (or in the case of notes represented by a note in global form, by such method as the DTC may require).

        For purposes of the optional redemption, the following definitions are applicable:

        "Treasury Yield" means, with respect to any redemption date applicable to the notes of a series, the rate per annum equal to the semi-annual equivalent yield to maturity (computed as of the third business day immediately preceding the redemption date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the applicable Comparable Treasury Price for the redemption date.

        "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes of the series to be redeemed, calculated as if the maturity date of such notes were the applicable Par Call Date (the "Remaining Life"), that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the Remaining Life of the notes of such series.

        "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by us to act as the Independent Investment Banker from time to time.

        "Comparable Treasury Price" means, with respect to any redemption date, (i) the average of the Reference Treasury Dealer Quotations for the redemption date, after excluding the highest and lowest of all Reference Treasury Dealer Quotations obtained, or (ii) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations.

        "Par Call Date" means (i) May 15, 2024 (one month prior to the maturity date), in the case of the 2024 notes, (ii) April 15, 2026 (two months prior to the maturity date), in the case of the 2026 notes, (iii) March 15, 2029 (three months prior to the maturity date), in the case of the 2029 notes, (iv) January 15, 2039 (six months prior to the maturity date), in the case of the 2039 notes and (v) January 15, 2049 (six months prior to the maturity date), in the case of the 2049 notes.

        "Reference Treasury Dealer" means (i) each of Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC and Mizuho Securities USA LLC (and their respective successors), unless any of them ceases to be a primary U.S. government securities dealer in New York City (a "Primary Treasury Dealer"), in which case we will substitute therefor another Primary Treasury Dealer, and (ii) any other Primary Treasury Dealer selected by us.

        "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date for the notes of a series, an average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue for such notes

(expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by the Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

        Except as set forth above under "—Special Mandatory Redemption" and "—Optional Redemption," the notes will not be redeemable by us prior to maturity and will not be entitled to the benefit of any sinking fund.

Defeasance

        Each series of notes will be subject to legal defeasance and to covenant defeasance as provided under "Description of the Debt Securities—Provisions Applicable to Each Indenture—Defeasance" in the accompanying prospectus.

Satisfaction and Discharge

        Upon our written request, the Indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the notes and as otherwise expressly provided for in the Indenture) as to all outstanding notes of a series, when:

        (1)   either:

          (a)   all the notes of that series theretofore authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by us and thereafter repaid to us or discharged from such trust) have been delivered to the Trustee for cancellation; or

          (b)   all notes of that series not theretofore delivered to the Trustee for cancellation (i) have become due and payable, (ii) will become due and payable at their stated maturity within one year or (iii) are to be called for redemption within one year under arrangements reasonably satisfactory to the Trustee and at our expense, and we have deposited or caused to be deposited with the Trustee trust funds in an amount sufficient to pay and discharge the entire indebtedness on the notes of that series not theretofore delivered to the Trustee for cancellation, including any premium and interest on such series of notes to the applicable maturity date or applicable redemption date (provided that, upon any redemption that requires the payment of any make-whole premium, (x) the amount of cash that must be deposited will be determined using an assumed applicable premium calculated as of the date of such deposit and (y) we will deposit any deficit in trust on or prior to the redemption date as necessary to pay the applicable premium as determined by such date);

        (2)   we have paid all other sums payable under the Indenture by us with respect to the notes of that series; and

        (3)   we have delivered to the Trustee an officers' certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Ranking

        The notes of each series will be our unsecured and unsubordinated obligations, and will rank equally in contractual right of payment with the other series and all of our other existing and future senior indebtedness from time to time outstanding.

        The Indenture does not limit the amount of debt securities that we may issue. We have issued multiple series of debt securities under the Indenture, and in the future, from time to time, we may issue additional debt securities under the Indenture in separate series, each up to the aggregate amount authorized for such series, or we may reopen an existing series of debt securities under the Indenture by issuing further debt securities of the same series with substantially the same terms. See "—Further Issuances" in this prospectus supplement.

        We currently conduct substantially all our operations through our operating subsidiaries, and those subsidiaries generate substantially all our operating income and cash flow. As a result, distributions or advances from our operating subsidiaries are the principal source of funds necessary to meet our debt service obligations. Contractual provisions or laws, as well as our operating subsidiaries' financial condition and operating requirements, may limit our ability to obtain cash from our subsidiaries that we require to pay our debt service obligations, including payments on the notes. While the notes will be guaranteed by WM Holdings and will rank equally with all of our and WM Holdings' existing and future senior indebtedness, the notes will be structurally subordinated to all obligations of our subsidiaries other than WM Holdings, including trade payables of our operating subsidiaries. This means that holders of the notes will have a junior position to the claims of creditors of our operating subsidiaries on their assets and earnings. The notes will also be effectively subordinated to any secured debt we may incur, to the extent of the value of the assets securing that debt. The Indenture does not limit the amount of debt our subsidiaries can incur, and it permits us to incur some secured debt. For a description of the limitations on our ability to incur secured debt, see "Description of the Debt Securities—Provisions Applicable Solely to Senior Debt Securities" in the accompanying prospectus.

        As of March 31, 2019, our operating subsidiaries had $2.061 billion of indebtedness and WM Holdings had $304 million of long-term debt, less current portion (excluding guarantees of $5.88 billion of our senior debt), in each case excluding intercompany loans.

Guarantees

        WM Holdings will unconditionally guarantee our obligations under the notes of each series. Each guarantee will be a general, unsecured obligation of WM Holdings and will rank equally in contractual right of payment with all existing and future senior indebtedness of WM Holdings from time to time outstanding. In an attempt to limit the applicability of fraudulent transfer laws, each guarantee limits the amount of such guarantee to the amount that will result in the guarantee not constituting a fraudulent transfer or improper corporate distribution.

        The guarantees of the notes shall be binding on WM Holdings, its successors and assigns, and shall continue in full force and effect for the benefit of holders of the notes of each series until the earliest to occur of:

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  the consolidation or merger of WM Holdings into Waste Management or its successor;

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  the consolidation or merger of Waste Management or its successor into WM Holdings;

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  payment in full of all interest and principal due on the notes of that series; or

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  the release of the guarantees by WM Holdings of obligations of Waste Management under its $2.75 billion revolving credit facility (or any replacement or new principal credit facility). Our $2.75 billion revolving credit facility currently states that WM Holdings' guarantees under such facility can only be released with the written consent of each of the lenders that is a party thereto.

Change of Control Offer

        If a change of control triggering event occurs, unless we have exercised our option to redeem the notes of any series, or a Special Mandatory Redemption Event has occurred prior to such date, each as described above, we will be required to make an offer (a "change of control offer") to each holder of the notes of that series to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder's notes on the terms set forth in such notes. In a change of control offer, we will be required to offer payment in cash equal to 101% of the aggregate principal amount of notes repurchased (a "change of control payment"), plus accrued and unpaid interest, if any, on the notes repurchased to the date of repurchase, subject to the right of holders of record on the applicable record date to receive interest due on the next interest payment date.

        Within 30 days following any change of control triggering event or, at our option, prior to any change of control, but after public announcement of the transaction that constitutes or may constitute the change of control, a notice will be mailed to holders of such notes describing the transaction that constitutes or may constitute the change of control triggering event and offering to repurchase such notes on the date specified in the applicable notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (a "change of control payment date"). The notice may, if mailed prior to the date of consummation of the change of control, state that the change of control offer is conditioned on the change of control triggering event occurring on or prior to the applicable change of control payment date.

        Upon the change of control payment date, we will, to the extent lawful:

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  accept for payment all notes or portions of notes properly tendered and not withdrawn pursuant to the change of control offer;

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  deposit with the paying agent an amount equal to the change of control payment in respect of all notes or portions of notes properly tendered; and

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  deliver or cause to be delivered to the Trustee the notes properly accepted together with an officers' certificate stating the aggregate principal amount of notes or portions of notes being repurchased.

        We will not be required to make a change of control offer upon the occurrence of a change of control triggering event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by us and the third party repurchases all notes properly tendered and not withdrawn under its offer. In addition, we will not repurchase any series of notes if there has occurred and is continuing on the change of control payment date an event of default under the Indenture with respect to that series, other than a default in the payment of the change of control payment upon a change of control triggering event.

        We will comply with the applicable requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a change of control triggering event. To the extent that the provisions of any securities laws or regulations conflict with the change of control offer provisions of the notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the change of control offer provisions of the notes by virtue of any such conflict.

        For purposes of the change of control offer provisions of the notes, the following terms will be applicable:

        "change of control" means the occurrence of any of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or more series of related transactions, of all or substantially all of our assets and the assets of our subsidiaries, taken as a whole, to any person, other than our company or one of our subsidiaries; (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of our outstanding voting stock or other voting stock into which our voting stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; (3) we consolidate with, or merge with or into, any person, or any person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our outstanding voting stock or the voting stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of our voting stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the voting stock of the surviving person or any direct or indirect parent company of the surviving person, measured by voting power rather than number of shares, immediately after giving effect to such transaction; or (4) the adoption of a plan relating to our liquidation or dissolution.

        Notwithstanding the preceding, a transaction will not be deemed to involve a change of control under clause (2) above if (i) we become a direct or indirect wholly owned subsidiary of a holding company and (ii)(A) the direct or indirect holders of the voting stock of such holding company immediately following that transaction are substantially the same as the holders of our voting stock immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the voting stock of such holding company. The term "person," as used in this definition, has the meaning given thereto in Section 13(d)(3) of the Exchange Act.

        The definition of "change of control" includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of our assets and the assets of our subsidiaries, taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise, established definition of the phrase under applicable law. Accordingly, the applicability of the requirement that we offer to repurchase the notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our assets and the assets of our subsidiaries, taken as a whole, to another person may be uncertain.

        "change of control triggering event" means the occurrence of both a change of control and a rating event.

        "Fitch" means Fitch Inc. and its successors.

        "investment grade rating" means a rating equal to or higher than BBB–(or the equivalent) by Fitch, Baa3 (or the equivalent) by Moody's and BBB–(or the equivalent) by S&P, and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by us.

        "Moody's" means Moody's Investors Service, Inc. and its successors.

        "rating agencies" means (1) each of Fitch, Moody's and S&P and (2) if any of Fitch, Moody's or S&P ceases to rate the notes of the applicable series or fails to make a rating of such series of notes publicly available for reasons outside of our control, a "nationally recognized statistical rating organization" within the meaning of Section 3(a)(62) of the Exchange Act selected by us (as certified by a resolution of our Board of Directors) as a replacement agency for Fitch, Moody's or S&P, or all of them, as the case may be.

        "rating event" means the rating on the notes of the applicable series is lowered by at least two of the three rating agencies and such series of notes are rated below an investment grade rating by at least two of the three rating agencies, in any case on any day during the period (which period will be extended so long as the rating of such series of notes is under publicly announced consideration for a possible downgrade by any of the rating agencies) commencing 60 days prior to the first public notice of the occurrence of a change of control or our intention to effect a change of control and ending 60 days following consummation of such change of control.

        "S&P" means S&P Global Ratings, a division of S&P Global Inc., and its successors.

        "voting stock" means, with respect to any specified "person" (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

Certain Covenants

        Certain covenants in the Indenture limit our ability and the ability of our subsidiaries to:

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  create, incur or assume debt secured by liens;

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  enter into sale and leaseback transactions; and

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  merge, consolidate or transfer all or substantially all of our assets.

        For a description of these covenants, see "Description of the Debt Securities—Provisions Applicable to Each Indenture—Consolidation, Merger and Sale of Assets" and "—Provisions Applicable Solely to Senior Debt Securities—Restrictive Covenants" in the accompanying prospectus.

Further Issuances

        We may from time to time, without notice or the consent of the holders of any series of the notes, create and issue further notes ranking equally and ratably with the notes of any series in all respects (or in all respects except for the issue date, the initial interest payment date, if applicable, the payment of interest accruing prior to the issue date of such further notes, and, depending on the status of the Merger and the financing related thereto, redemption upon a Special Mandatory Redemption Event), so that such further notes shall be consolidated and form a single series with the notes of that series and shall have the same terms as to status, redemption or otherwise as the notes of that series. We may at any time purchase notes in the open market or otherwise at any price.

Book-Entry Systems

        We will issue the notes of each series in the form of one or more fully registered global notes, without coupons, each of which we refer to as a "global note." Each such global note will be registered in the name of a nominee of The Depository Trust Company, or DTC. Unless and until definitive notes are issued, all references to actions by holders of notes issued in global form refer to actions taken by DTC upon instructions from its participants, and all references to payments and notices to the holders refer to payments and notices to the nominee of DTC as the registered holder of the notes.

        Where appropriate, links will be established among DTC, Euroclear Bank SA/NV, or the Euroclear Operator, as an operator of the Euroclear System, or Euroclear, and Clearstream Banking S.A., or Clearstream, to facilitate the initial issuance of any notes sold outside of the United States and cross-market transfers of the notes associated with secondary market trading.

        Although DTC, Euroclear and Clearstream have agreed to the procedures described below in order to facilitate transfers of global notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or continue to perform these procedures, and these procedures may be modified or discontinued at any time. Neither we nor the Trustee or any registrar and transfer agent with respect to the notes will have any responsibility for the performance by DTC, Euroclear, Clearstream or any of their respective direct or indirect participants of their respective obligations under the rules and procedures governing DTC's, Euroclear's or Clearstream's operations.

        While the following information concerning DTC, Euroclear and Clearstream and their respective book-entry systems has been obtained from sources that we believe to be reliable, we take no responsibility for the accuracy of that information.

 DTC

        DTC has advised us and the underwriters as follows:

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  DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of the Exchange Act.

  •
  DTC holds securities for its participating organizations, referred to as "direct DTC participants," and facilitates the clearance and settlement of securities transactions, such as transfers and pledges, in deposited securities, through electronic computerized book-entry changes in direct DTC participants' accounts, thereby eliminating the need for physical movement of securities certificates.

  •
  Direct DTC participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Indirect access to the DTC system is also available to others, referred to as "indirect DTC participants," for example, securities brokers and dealers, banks, trust companies and clearing corporations, that clear through or maintain a custodial relationship with a direct DTC participant, either directly or indirectly.

  •
  The rules applicable to DTC and its direct and indirect participants are on file with the Securities and Exchange Commission.

        Purchases of notes under the DTC system must be made by or through direct DTC participants, which will receive a credit for the notes in DTC's records. The ownership interest of each actual purchaser of notes is in turn to be recorded on the direct and indirect DTC participants' records. Beneficial owners of the notes will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect DTC participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of direct and indirect DTC participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the notes, except in the event that use of the book-entry system for the notes is discontinued.

        To facilitate subsequent transfers, all notes deposited by direct DTC participants are registered in the name of DTC's partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of notes with DTC and their registration in the name of Cede & Co. or such other nominee do not affect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes; DTC's records reflect only the identity of the direct DTC participants to whose accounts such notes are credited, which may or may not be the beneficial owners. The direct and indirect DTC participants will remain responsible for keeping account of their holdings on behalf of their customers.

        Conveyance of notices and other communications by DTC to direct DTC participants, by direct DTC participants to indirect DTC participants, and by direct DTC participants and indirect DTC participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

        The laws of some jurisdictions may require that certain persons take physical delivery in definitive form of securities which they own. Consequently, those persons may be prohibited from purchasing beneficial interests in the global notes from any beneficial owner or otherwise.

        So long as DTC's nominee is the registered owner of the global notes, such nominee for all purposes will be considered the sole owner or holder of the notes for all purposes under the Indenture. Except as provided below, beneficial owners will not be entitled to have any of the notes registered in their names, will not receive or be entitled to receive physical delivery of the notes in definitive form and will not be considered the owners or holders thereof under the Indenture.

        Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the notes. Under its usual procedures, DTC mails an omnibus proxy to the issuer as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct DTC participants to whose accounts the notes are credited on the record date (identified in a listing attached to the omnibus proxy).

        All payments on the global notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC's practice is to credit direct DTC participants' accounts upon DTC's receipt of funds and corresponding detail information from trustees or issuers on payment dates in accordance with their respective holdings shown on DTC's records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participant and not of DTC, the Trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) shall be the responsibility of the Trustee or us, disbursement of such payments to direct DTC participants shall be the responsibility of DTC, and disbursement of such payments to the beneficial owners shall be the responsibility of direct and indirect DTC participants.

        DTC may discontinue providing its service as securities depositary with respect to the notes of any series at any time by giving reasonable notice to us or the Trustee. In addition, we may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). Under those circumstances, in the event that a successor securities depositary is not obtained, note certificates in fully registered form are required to be printed and delivered to beneficial owners of the global notes representing such notes.

        Neither Waste Management, the Trustee nor the underwriters will have any responsibility or obligation to direct DTC participants, or the persons for whom they act as nominees, with respect to the accuracy of the records of DTC, its nominee or any direct DTC participant with respect to any ownership interest in the notes, or payments to, or the providing of notice to direct DTC participants or beneficial owners.

        So long as the notes are in DTC's book-entry system, secondary market trading activity in the notes will settle in immediately available funds. We will make all applicable payments on the notes issued as global notes in immediately available funds.

Euroclear

        Euroclear was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thus eliminating the need for physical movement of certificates and risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries generally similar to the arrangements for cross-market transfers with DTC.

        Euroclear is operated by the Euroclear Operator under a contract with Euroclear Clearance Systems, S.C., a Belgian cooperative, or the "cooperative." The Euroclear Operator conducts all operations, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the cooperative. The cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters of the securities offered by this prospectus supplement or one or more of their affiliates. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly. Euroclear is an indirect DTC participant.

        The Euroclear Operator is a Belgian bank, which is regulated and examined by the Belgian Banking Commission and the National Bank of Belgium.

        The Terms and Conditions Governing Use of Euroclear, the related Operating Procedures of Euroclear and applicable Belgian law govern securities clearance accounts and cash accounts with the Euroclear Operator. Specifically, these terms and conditions govern transfers of securities and cash within Euroclear, withdrawal of securities and cash from Euroclear and receipts of payments with respect to securities in Euroclear.

        All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the terms and conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding securities through Euroclear participants.

        Distributions with respect to the notes held beneficially through Euroclear will be credited to the cash accounts of Euroclear participants in accordance with Euroclear's terms and conditions, to the extent received by the Euroclear Operator and by Euroclear.

        Euroclear will record the ownership interests of its participants in much the same way as does DTC. If DTC is the depositary for the notes, it will record the total ownership of the notes of the U.S. agent of Euroclear as a participant in DTC. When the notes are to be transferred from the account of a direct DTC participant to the account of a Euroclear participant, the purchaser must send instructions to Euroclear through a Euroclear participant at least one day prior to settlement. Euroclear will instruct its U.S. agent to receive the notes against payment. After settlement, Euroclear will credit its participant's account with the interest in the notes purchased. Credit for the notes will appear on the next day (European time).

        In instances in which the notes are held by DTC or its nominee, settlement will take place during New York business hours. Direct DTC participants will be able to employ their usual procedures for sending the notes to the relevant U.S. agent acting for the benefit of Euroclear participants. The sale proceeds will be available to the DTC seller on the settlement date. As a result, as to the direct DTC participant, a cross-market transaction will settle no differently than a trade between two direct DTC participants.

        When a Euroclear participant wishes to transfer the notes to a direct DTC participant, the seller will be required to send instructions to Euroclear through a Euroclear participant at least one business day prior to settlement. In these cases, Euroclear will instruct its U.S. agent to transfer these notes against payment for them. The payment will then be reflected in the account of the Euroclear participant the following day, with the proceeds back-valued to the value date, which would be the preceding day, when settlement occurs in New York. If settlement is not completed on the intended value date, that is, the trade fails, proceeds credited to the Euroclear participant's account will instead be valued as of the actual settlement date.

        You should be aware that you will only be able to make and receive deliveries, payments and other communications involving the notes through Euroclear on the days when Euroclear is open for business. Euroclear may not be open for business on days when banks, brokers and other institutions are open for business in the United States. In addition, because of time zone differences, problems may occur when completing transactions involving Euroclear on the same business day as in the United States.

Clearstream

        Clearstream was incorporated as a limited liability company under Luxembourg law. Clearstream is owned by the Deutsche Börse Group. The shareholders of this entity are banks, securities dealers and financial institutions. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between Clearstream customers through electronic book-entry changes in accounts of Clearstream customers, thus eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities, securities lending and borrowing and collateral management. Clearstream interfaces with domestic markets in a number of countries. Clearstream has established an electronic bridge with the Euroclear Operator to facilitate settlement of trades between Clearstream and Euroclear.

        As a registered bank in Luxembourg, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector. Clearstream participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. In the United States, Clearstream participants are limited to securities brokers and dealers and banks, and may include the underwriters of the securities offered by means of this prospectus supplement or one or more of their affiliates. Other institutions that maintain a custodial relationship with a Clearstream participant may obtain indirect access to Clearstream. Clearstream is an indirect DTC participant.

        Distributions with respect to the notes held beneficially through Clearstream will be credited to cash accounts of Clearstream participants in accordance with its rules and procedures, to the extent received by Clearstream.

        Clearstream will record the ownership interests of its participants in much the same way as does DTC. If DTC is the depositary for the notes, it will record the total ownership of the notes of the U.S. agent of Clearstream as a participant in DTC. When the notes are to be transferred from the account of a direct DTC participant to the account of a Clearstream participant, the purchaser must send instructions to Clearstream through a Clearstream participant at least one day prior to settlement. Clearstream will instruct its U.S. agent to receive the notes against payment. After settlement, Clearstream will credit its participant's account with the interest in the notes. Credit for the notes will appear on the next day (European time).

        In instances in which the notes are held by DTC or its nominee, settlement will take place during New York business hours. Direct DTC participants will be able to employ their usual procedures for sending the notes to the relevant U.S. agent acting for the benefit of Clearstream participants. The sale proceeds will be available to the DTC seller on the settlement date. As a result, as to the direct DTC participant, a cross-market transaction will settle no differently than a trade between two direct DTC participants.

        When a Clearstream participant wishes to transfer the notes to a direct DTC participant, the seller will be required to send instructions to Clearstream through a Clearstream participant at least one business day prior to settlement. In these cases, Clearstream will instruct its U.S. agent to transfer these notes against payment for them. The payment will then be reflected in the account of the Clearstream participant the following day, with the proceeds back-valued to the value date, which would be the preceding day, when settlement occurs in New York. If settlement is not completed on the intended value date, that is, the trade fails, proceeds credited to the Clearstream participant's account will instead be valued as of the actual settlement date.

        You should be aware that you will only be able to make and receive deliveries, payments and other communications involving the notes through Clearstream on the days when Clearstream is open for business. Clearstream may not be open for business on days when banks, brokers and other institutions are open for business in the United States. In addition, because of time zone differences, problems may occur when completing transactions involving Clearstream on the same business day as in the United States.

CERTAIN U.S. FEDERAL TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

Scope of Discussion

        The following discussion summarizes certain U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes by an individual or entity that is a non-U.S. holder (as defined below). This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated under the Code, court decisions, published positions of the Internal Revenue Service (the "IRS") and other applicable authorities, all as in effect on the date of this prospectus supplement and all of which are subject to change or differing interpretations, possibly with retroactive effect. This discussion is limited to non-U.S. holders who purchase the notes at their "issue price" (i.e., the first price at which a substantial amount of the notes is sold for cash other than to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) and who hold the notes as capital assets (generally, property held for investment).

        This discussion does not address all of the U.S. federal income tax consequences that may be relevant to non-U.S. holders in light of their particular circumstances or to non-U.S. holders who may be subject to special treatment under U.S. federal income tax laws, such as certain expatriates or former long-term residents of the United States, banks and other financial institutions, real estate investment trusts and regulated investment companies, employee stock ownership plans, controlled foreign corporations, corporations that accumulate earnings to avoid U.S. federal income tax, insurance companies, tax-exempt entities, dealers in securities, brokers, non-U.S. trusts and estates with U.S. beneficiaries, persons subject to the alternative minimum tax, persons required to accelerate the recognition of any item of gross income with respect to the notes as a result of such income being recognized on an applicable financial statement or persons who hold the notes as a hedge or who hedge the interest rate on the notes. In addition, this discussion does not address any aspect of the Medicare tax on certain investment income, non-income taxation (such as estate and gift taxes) or state, local or foreign taxation. This summary is intended for general information only and does not represent a detailed description of all the U.S. federal income tax considerations that may be relevant to you in light of your particular circumstances. No ruling has been or will be obtained from the IRS regarding the U.S. federal tax consequences relating to the purchase, ownership or disposition of the notes. As a result, no assurance can be given that the IRS will not assert, or that a court will not sustain, a position contrary to the conclusions set forth below.

        If an entity or arrangement classified as a partnership for U.S. federal income tax purposes holds the notes, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership or a partner of a partnership considering an investment in the notes, you should consult your own tax advisors concerning the particular U.S. federal income tax consequences to you of the purchase, ownership and disposition of the notes, as well as the consequences to you arising under other U.S. federal tax laws as well as the laws of any state, local, or non-U.S. taxing jurisdictions.

        THIS SUMMARY IS NOT A SUBSTITUTE FOR AN INDIVIDUAL ANALYSIS OF THE TAX CONSEQUENCES RELATING TO THE PURCHASE, OWNERSHIP OR DISPOSITION OF THE NOTES. WE URGE YOU TO CONSULT A TAX ADVISOR REGARDING THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES RELATING TO THE PURCHASE, OWNERSHIP OR DISPOSITION OF THE NOTES IN LIGHT OF YOUR OWN SITUATION.

        You are a "non-U.S. holder" for purposes of this discussion if you are a beneficial owner of a note (other than a partnership, or other entity or arrangement classified as a partnership for U.S. federal income tax purposes) and you are not:

  •
  an individual who is a U.S. citizen or U.S. resident alien, including without limitation an alien individual who is a lawful permanent resident of the United States or who has been present in the United States for 183 days or more during the taxable year;

  •
  a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, that was created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate whose income is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust if either (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (ii) the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

Payments of Additional Amounts

        We may be required to make payments of additional amounts to holders of the notes under certain circumstances, including those described under "Description of Notes—Special Mandatory Redemption," "Description of Notes—Optional Redemption" or "Description of Notes—Change of Control Offer" above. The foregoing contingencies may implicate the provisions of the U.S. Treasury regulations relating to "contingent payment debt instruments." Under applicable U.S. Treasury regulations, one or more such contingencies will not cause the notes to be treated as contingent payment debt instruments if, as of the issue date, there is only a remote chance that such an amount will be paid, the amount is incidental or certain other exceptions apply. Although the issue is not free from doubt, we intend to take the position that the possibility of any such payment should not cause the notes to be subject to "contingent payment debt instrument" rules. Our position is binding on you unless you disclose your contrary position in the manner required by applicable Treasury regulations. Our determination is not, however, binding on the IRS, and if the IRS were to successfully challenge this determination you might, among other things, be required to accrue interest income at a higher rate than the stated interest rate and to treat as ordinary interest income any gain realized on a disposition of the notes. The remainder of this discussion assumes that the notes will not be treated as contingent payment debt instruments. You should consult your own tax advisors regarding the possible application of the contingent payment debt instrument rules to the notes.

Interest on the Notes

        Subject to the discussion of backup withholding and FATCA withholding requirements discussed below, payments of interest on the notes generally will be exempt from withholding of U.S. federal income tax under the "portfolio interest" exemption if you properly certify as to your foreign status as described below, and:

  •
  interest paid on the notes is not effectively connected with your conduct of a trade or business in the United States;

  •
  you are not a bank whose receipt of interest on the notes is in connection with an extension of credit made pursuant to a loan agreement entered into in the ordinary course of your trade or business;

  •
  you do not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote; and

  •
  you are not a "controlled foreign corporation" that is related to us through actual or constructive stock ownership (as provided in the Code).

        The portfolio interest exemption and several of the special rules for non-U.S. holders described below generally apply only if you appropriately certify as to your foreign status. You can generally meet this certification requirement by (1) providing a properly executed IRS Form W-8BEN, IRS Form W-8BEN-E or applicable substitute or successor form (together with all appropriate attachments) to the applicable withholding agent or (2) if a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business and holds your notes on your behalf certifies to the applicable withholding agent under penalties of perjury that it has received from you a signed, written statement that you are not a U.S. person and provides the applicable withholding agent with a copy of this statement. If you cannot satisfy the requirements described above, payments of interest made to you will be subject to U.S. federal income tax withholding at a 30% rate, unless (i) you provide the applicable withholding agent with a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable substitute or successor form) claiming an exemption from (or a reduction of) withholding under the benefit of an applicable tax treaty, or (ii) the payments of interest are effectively connected with your conduct of a trade or business (and, if required by an applicable tax treaty, are attributable to a "permanent establishment" maintained by you) in the United States and you meet the certification requirements described below in "—Income or Gain Effectively Connected with a U.S. Trade or Business."

Sale, Redemption, Exchange, Retirement or Other Taxable Disposition of Notes

        Subject to the discussion of backup withholding and FATCA (as defined herein) withholding requirements discussed below, you generally will not be subject to U.S. federal income tax on any gain realized on the sale, redemption, exchange, retirement or other taxable disposition of a note unless:

  •
  the gain is effectively connected with your conduct of a U.S. trade or business (and, if required by an applicable tax treaty, is attributable to your permanent establishment in the United States); or

  •
  you are an individual who has been present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met.

        If you are described in the first bullet point above, you will be subject to the treatment described below in "—Income or Gain Effectively Connected with a U.S. Trade or Business." If you are described in the second bullet point above, you will be subject to a flat 30% tax (or lower tax treaty rate) on the gain derived from the sale, redemption, exchange, retirement or other taxable disposition, and such gain may be offset by U.S. source capital losses, even though you are not considered a resident of the United States.

        Any proceeds received on the sale, redemption, exchange, retirement or other taxable disposition of a note which are attributable to accrued interest will be subject to U.S. federal income tax in accordance with the rules for taxation of interest described above under "—Interest on the Notes."

Income or Gain Effectively Connected with a U.S. Trade or Business

        The preceding discussion of the tax consequences of the purchase, ownership and disposition of notes by you generally assumes that you are not engaged in a U.S. trade or business. If any interest on the notes or gain from the sale, redemption, exchange, retirement or other taxable disposition of the notes is effectively connected with a U.S. trade or business conducted by you (and, if required by an applicable tax treaty, is attributable to your permanent establishment in the United States), then the interest or gain will be subject to U.S. federal income tax on a net income basis at regular graduated income tax rates but will not be subject to withholding tax, provided, in the case of interest, that certain certification requirements are satisfied. You can generally meet the certification requirements by providing a properly executed IRS Form W-8ECI or applicable substitute or successor form to the applicable withholding agent. If you are a corporation, that portion of your earnings and profits that is effectively connected with your U.S. trade or business (and, if required by an applicable tax treaty, is attributable to your permanent establishment in the United States) also may be subject to a "branch profits tax" at a 30% rate, unless an applicable tax treaty provides for a lower rate.

Information Reporting and Backup Withholding

        Generally, we must report to the IRS and to you the amount of interest paid to you and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

        Backup withholding generally will not apply to payments of interest on a note to you if the certification described in "—Interest on the Notes" is duly provided by you or you otherwise establish an exemption, provided that the applicable withholding agent does not have actual knowledge or reason to know that you are a United States person (as defined under the Code) or are otherwise not exempt.

        Payment of the proceeds of a sale, redemption, exchange, retirement or other taxable disposition of a note effected by the U.S. office of a U.S. or foreign broker will be subject to information reporting requirements and backup withholding, unless you properly certify under penalties of perjury as to your foreign status on IRS Form W-8BEN-E (or other applicable substitute or successor IRS Form W-8) and certain other conditions are met or you otherwise establish an exemption. Information reporting requirements and backup withholding generally will not apply to any payment of the proceeds of the sale, redemption, exchange, retirement or other taxable disposition of a note effected outside the United States by a foreign office of a broker. However, unless such a broker has documentary evidence in its records that you are a non-U.S. holder and certain other conditions are met, or you otherwise establish an exemption, information reporting will apply to a payment of the proceeds of the sale, redemption, exchange, retirement or other taxable disposition of a note effected outside the United States by such a broker if it:

  •
  is a United States person;

  •
  is a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States;

  •
  is a controlled foreign corporation for U.S. federal income tax purposes; or

  •
  is a foreign partnership that, at any time during its taxable year, has more than 50% of its income or capital interests owned by United States persons or is engaged in the conduct of a U.S. trade or business.

        Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules may be credited against your U.S. federal income tax liability and any excess may be refundable if the proper information is timely provided to the IRS.

        You should consult your tax advisor regarding the application of information reporting and backup withholding in your particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current U.S. Treasury regulations.

 Foreign Accounts Tax Compliance Act

        Withholding taxes under Sections 1471 through 1474 of the Code (commonly referred to as the Foreign Account Tax Compliance Act, or "FATCA") may apply to certain types of payments made to "foreign financial institutions" (as specially defined in the Code) and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on "withholdable payments," which include interest, dividends and other fixed or determinable annual or periodical gains, profits and income from sources within the United States if not treated as effectively connected with a U.S. trade or business, and paid to (i) a foreign financial institution (for which purposes includes foreign broker-dealers, clearing organizations, investment companies, hedge funds and certain other investment entities), unless such foreign financial institution enters into an agreement with the Treasury Department to withhold on certain payments and to collect and provide substantial information regarding U.S. account holders, including certain account holders that are foreign entities with U.S. owners, (ii) a non-financial foreign entity, unless such entity provides the withholding agent with a certification that it does not have any "substantial United States owners" (as defined in the Code) or a certification identifying its direct or indirect substantial United States owners, or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. Under certain circumstances, you might be eligible for refunds or credits of such taxes from the IRS. Intergovernmental agreements regarding FATCA between the United States and certain other countries may modify the foregoing requirements. In addition, subject to the immediately following sentence, withholding taxes under FATCA could apply to the gross proceeds from the sale or other disposition of a note. However, recently proposed Treasury Regulations provide that such gross proceeds are not subject to withholding taxes under FATCA. There can be no assurance that final Treasury regulations would provide an exemption from FATCA withholding for gross proceeds. Taxpayers may rely on these proposed Treasury Regulations until they are revoked or final Treasury Regulations are issued. You should consult with your tax advisor regarding these rules.

        The preceding discussion of certain U.S. federal tax considerations is for general information only and is not tax advice. We urge each prospective investor to consult its own tax advisor regarding the particular U.S. federal, state, local and foreign tax consequences of purchasing, holding, and disposing of our notes, including the applicability and effect of any state, local or foreign tax laws, and the consequences of any proposed or subsequent change in applicable laws.

 UNDERWRITING

        Credit Suisse Securities (USA) LLC, Deutsche Bank Securities Inc., Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC and Mizuho Securities USA LLC are acting as joint book-running managers of the offering and as representatives of the underwriters named below.

        Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, the underwriters named below have severally agreed to purchase, and we have agreed to sell to the underwriters, the principal amount of notes set forth opposite the respective underwriters' names.

Underwriters	Principal Amount of 2024 Notes	Principal Amount of 2026 Notes	Principal Amount of 2029 Notes	Principal Amount of 2039 Notes	Principal Amount of 2049 Notes
Credit Suisse Securities (USA) LLC	$82,500,000	$82,500,000	$110,000,000	$55,000,000	$110,000,000
Deutsche Bank Securities Inc.	82,500,000	82,500,000	110,000,000	55,000,000	110,000,000
Goldman Sachs & Co. LLC	82,500,000	82,500,000	110,000,000	55,000,000	110,000,000
J.P. Morgan Securities LLC	82,500,000	82,500,000	110,000,000	55,000,000	110,000,000
Mizuho Securities USA LLC	82,500,000	82,500,000	110,000,000	55,000,000	110,000,000
Barclays Capital Inc.	37,500,000	37,500,000	50,000,000	25,000,000	50,000,000
BNP Paribas Securities Corp.	37,500,000	37,500,000	50,000,000	25,000,000	50,000,000
BofA Securities, Inc.	37,500,000	37,500,000	50,000,000	25,000,000	50,000,000
Citigroup Global Markets Inc.	37,500,000	37,500,000	50,000,000	25,000,000	50,000,000
SMBC Nikko Securities America, Inc.	37,500,000	37,500,000	50,000,000	25,000,000	50,000,000
U.S. Bancorp Investments, Inc.	37,500,000	37,500,000	50,000,000	25,000,000	50,000,000
Wells Fargo Securities, LLC	37,500,000	37,500,000	50,000,000	25,000,000	50,000,000
MUFG Securities Americas Inc.	18,750,000	18,750,000	25,000,000	12,500,000	25,000,000
PNC Capital Markets LLC	18,750,000	18,750,000	25,000,000	12,500,000	25,000,000
Scotia Capital (USA) Inc.	18,750,000	18,750,000	25,000,000	12,500,000	25,000,000
Academy Securities, Inc.	3,750,000	3,750,000	5,000,000	2,500,000	5,000,000
BNY Mellon Capital Markets, LLC	3,750,000	3,750,000	5,000,000	2,500,000	5,000,000
Comerica Securities, Inc.	3,750,000	3,750,000	5,000,000	2,500,000	5,000,000
MFR Securities, Inc.	3,750,000	3,750,000	5,000,000	2,500,000	5,000,000
Siebert Cisneros Shank & Co., L.L.C.	3,750,000	3,750,000	5,000,000	2,500,000	5,000,000

Total	$750,000,000	$750,000,000	$1,000,000,000	$500,000,000	$1,000,000,000

        The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the notes if they purchase any of the notes.

        The underwriters propose to offer the notes of each series directly to the public at the public offering price set forth on the cover page of this prospectus supplement and may offer the notes of each series to dealers at the public offering price less a concession not to exceed 0.200% of the principal amount of the 2024 notes, 0.240% of the principal amount of the 2026 notes, 0.400% of the principal amount of the 2029 notes, 0.450% of the principal amount of the 2039 notes and 0.500% of the principal amount of the 2049 notes. The underwriters may allow, and dealers may reallow, a concession not to exceed 0.150% of the principal amount of the 2024 notes, 0.125% of the principal amount of the 2026 notes, 0.200% of the principal amount of the 2029 notes, 0.250% of the principal amount of the 2039 notes and 0.300% of the principal amount of the 2049 notes on sales to other dealers. After the initial offering of the notes to the public, the representatives may change the public offering price and other selling terms applicable to the notes of any series. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters' right to reject any order in whole or in part.

        In connection with the offering, the representatives, on behalf of the underwriters, may purchase and sell notes in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of a series of notes in excess of the principal amount of such notes to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of the notes of a series in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of notes made for the purpose of preventing or retarding a decline in the market price of the notes of that series while the offering is in progress.

        The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the representatives, in covering syndicate short positions or making stabilizing purchases, repurchase notes originally sold by that syndicate member.

        Any of these activities may have the effect of preventing or retarding a decline in the market price of any series of notes. They may also cause the price of any series of notes to be higher than the price that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

        We estimate that our total expenses (not including the underwriting discounts) for this offering will be $8.15 million.

        We have agreed that we will not offer to sell any of our debt securities (other than the notes, bank borrowings and commercial paper) until the date and time of delivery and payment for the notes and related guarantees without the prior written consent of the representatives.

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

        We expect delivery of the notes will be made against payment therefor on or about May 22, 2019, which is the sixth business day following the date of pricing of the notes (such settlement being referred to as "T+6"). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing of the notes or the next succeeding three business days will be required, by virtue of the fact that the notes initially will settle in T+6, to specify an alternate settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisers.

Relationships

        Certain of the underwriters or one of their respective affiliates are lenders to us under our $2.75 billion revolving credit facility, and BofA Securities, Inc., J.P. Morgan Securities LLC, Mizuho Securities USA LLC, Wells Fargo Securities, LLC and MUFG Securities Americas Inc. are dealers under our commercial paper program and as such may receive a portion of the net proceeds of the notes offered hereby as customary dealer fees. Additionally, certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory, investment banking and commercial services for us, for which they have received or will receive customary fees and expense reimbursements.

        In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/ or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

        We intend to use a portion of the net proceeds of this offering to purchase the Tender Notes pursuant to the Tender Offer. Certain of the underwriters and/or certain of their affiliates may hold a position in the Tender Notes and, as a result, may receive a portion of the net proceeds of the notes offered hereby. Please read "Use of Proceeds." In addition, Deutsche Bank Securities Inc. and J.P. Morgan Securities LLC are acting as the dealer managers for the Tender Offer, for which they will receive customary fees and expenses and reimbursements.

Selling Restrictions

Australia

        This prospectus supplement:

          A.    does not constitute a product disclosure document or a prospectus under Chapter 6D.2 of the Corporations Act 2001 (Cth) (the "Corporations Act");

          B.    has not been, and will not be, lodged with the Australian Securities and Investments Commission ("ASIC"), as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document under Chapter 6D.2 of the Corporations Act;

          C.    does not constitute or involve a recommendation to acquire, an offer or invitation for issue or sale, an offer or invitation to arrange the issue or sale, or an issue or sale, of interests to a "retail client" (as defined in section 761G of the Corporations Act and applicable regulations) in Australia; and

          D.    may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, or Exempt Investors, available under section 708 of the Corporations Act.

Canada

        The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

        Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

        Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area

        The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area ("EEA"). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, "MiFID II"); or (ii) a customer within the meaning of Directive 2002/92/EC (as amended, the "Insurance Mediation Directive"), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC (as amended, the "Prospectus Directive"). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the "PRIIPs Regulation") for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and, therefore, offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation.

Hong Kong

        Each underwriter (i) has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any notes other than (a) to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the "SFO") and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a "prospectus" as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and (ii) has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" as defined in the SFO and any rules made under that Ordinance.

Japan

        The notes have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the notes nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any "resident" of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Singapore

        Neither this prospectus supplement nor the accompanying prospectus have been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each underwriter has not offered or sold any notes or caused such notes to be made the subject of an invitation for subscription or purchase and will not offer or sell such notes or cause such notes to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement, the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of such notes, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

          A.    a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

          B.    a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA, except:

              (i)  to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), or to any person arising from an offer referred to in Section 275(1A), or Section 276(4)(i)(B) of the SFA;

             (ii)  where no consideration is or will be given for the transfer;

            (iii)  where the transfer is by operation of law;

            (iv)  as specified in Section 276(7) of the SFA; or

             (v)  as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

        Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the Securities and Futures Act (Chapter 289 of Singapore) (the "SFA"), the issuer has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA), that the notes are "prescribed capital markets products" (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

South Korea

        The notes have not been and will not be registered under the Financial Investments Services and Capital Markets Act of Korea and the decrees and regulations thereunder (the "FSCMA") and the Notes have been and will be offered in Korea as a private placement under the FSCMA. None of the notes may be offered, sold and delivered directly or indirectly, or offered or sold to any person for re-offering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the FSCMA and the Foreign Exchange Transaction Law of Korea and the decrees and regulations thereunder (the "FETL"). For a period of one year from the issue date of the notes, any acquirer of the Notes who was solicited to buy the notes in Korea is prohibited from transferring any of the Notes to another person in any way other than as a whole to one transferee. Furthermore, the purchaser of the Notes shall comply with all applicable regulatory requirements (including but not limited to requirements under the FETL) in connection with the purchase of the notes.

        Each agent has represented and agreed that it has not offered, sold or delivered the notes directly or indirectly, or offered or sold the notes to any person for re-offering or resale, directly or indirectly, in Korea or to any resident of Korea and will not offer, sell or deliver the notes directly or indirectly, or offer or sell the notes to any person for re-offering or resale, directly or indirectly, in Korea or to any resident of Korea, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FSCMA, the FETL and other relevant laws and regulations of Korea.

Taiwan

        The notes may be made available for purchase outside Taiwan by investors residing in Taiwan (either directly or through properly licensed Taiwan intermediaries acting on behalf of such investors) but may not be offered or sold in Taiwan.

United Kingdom

        In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are "qualified investors" (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the "Order") and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Switzerland

        The notes may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (the "SIX") or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the notes or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

        Neither this prospectus supplement nor any other offering or marketing material relating to the offering, the issuer or the notes have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus supplement will not be filed with, and the offer of notes will not be supervised by, the Swiss Financial Market Supervisory Authority, and the offer of notes has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (the "CISA"). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of notes.

LEGAL MATTERS

        Certain legal matters in connection with the notes offered hereby will be passed upon for us by Baker Botts L.L.P., Houston, Texas, and for the underwriters by Gibson, Dunn & Crutcher LLP, Houston, Texas.

EXPERTS

        The consolidated financial statements of Waste Management, Inc. appearing in Waste Management, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 2018, and the effectiveness of Waste Management, Inc.'s internal control over financial reporting as of December 31, 2018, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        This prospectus supplement incorporates documents by reference which are not presented in or delivered with this prospectus supplement. We have not authorized anyone to provide you with information that is different from or in addition to the information contained in this document and incorporated by reference into this prospectus supplement.

        We incorporate information into this prospectus supplement by reference, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, except to the extent superseded by information contained herein or by information contained in documents filed with or furnished to the SEC after the date of this prospectus supplement. This prospectus supplement incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about us and our financial condition.

SEC Filing (Our SEC File Number is 1-12154)	Date Filed
Annual Report on Form 10-K for the year ended December 31, 2018	February 14, 2019
Current Report on Form 8-K	February 25, 2019
Current Report on Form 8-K	April 15, 2019
Quarterly Report on Form 10-Q for the quarter ended March 31, 2019	April 25, 2019
The portions of our proxy statement for our 2019 annual meeting of stockholders incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2018	March 27, 2019

        We also incorporate by reference into this prospectus supplement additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus supplement until all of the securities offered by this prospectus supplement have been issued as described in this prospectus supplement. We are not incorporating by reference any information furnished under Items 2.02 or 7.01 (or corresponding information furnished under Item 9.01 or included as an exhibit) in any past or future current report on Form 8-K that we may file with the SEC, unless otherwise specified in such current report.

        You may obtain copies of any of these filings through Waste Management as described below, or through the SEC or through the SEC's internet website as described in the accompanying prospectus. Documents incorporated by reference are available without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this prospectus supplement, by requesting them in writing, by telephone or via the internet at:

Waste Management, Inc.
1001 Fannin Street
Houston, Texas 77002
Attn: Corporate Secretary
713-512-6200
www.wm.com

PROSPECTUS

WASTE MANAGEMENT, INC.

DEBT SECURITIES
COMMON STOCK
PREFERRED STOCK
WARRANTS
GUARANTEES
UNITS

        We or selling securityholders may from time to time offer to sell the securities listed above in one or more classes or series in amounts, at prices and on terms that will be determined at the time of the offering.

        Each time we or a selling securityholder sell securities pursuant to this prospectus, we will provide a supplement to this prospectus that contains specific information about the offering and the specific terms of the securities offered. You should read this prospectus and the applicable prospectus supplement carefully before you invest in our securities.

        Our common stock is listed on the New York Stock Exchange under the symbol "WM."

        Investing in our securities involves risks. See "Risk Factors" on page 6 of this prospectus, the risk factors included in our periodic reports that we file with the Securities and Exchange Commission and incorporated by reference herein and the applicable prospectus supplement before you invest in our securities.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated April 25, 2019

        If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document, unless the information specifically indicates that another date applies.

FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All statements, other than statements of historical facts, included or incorporated herein regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives are forward-looking statements. Forward-looking statements are often identified by the words, "will," "may," "should," "continue," "anticipate," "believe," "expect," "plan," "forecast," "project," "estimate," "intend," and words of a similar nature. Such statements are only predictions and, accordingly, are subject to substantial risks, uncertainties and assumptions.

        Many factors could affect our actual results, and variances from our current expectations regarding these factors could cause actual results to differ materially from those expressed in our forward-looking statements. We presently consider the factors set forth below to be important factors that could cause actual results to differ materially from our published expectations. A more detailed discussion of these factors, as well as other factors that could affect our results, is contained under the heading "Risk Factors" in our report on Form 10-K for the year ended December 31, 2018 as updated by our subsequent quarterly reports on Form 10-Q and other filings we make with the Securities and Exchange Commission (the "SEC"). However, management cannot predict all factors, or combinations of factors, that may cause actual results to differ materially from those projected in any forward-looking statements. Factors that we currently believe could cause our results to be different from our expectations include:

  •
  competition may negatively affect our profitability or cash flows, our pricing strategy may have negative effects on volumes, and inability to execute our pricing strategy while retaining and attracting customers may negatively affect our average yield on our collection and disposal business;

  •
  we may fail in implementing or maintaining our cost saving, optimization and growth initiatives and overall business strategy, which could adversely impact our financial performance and growth, and implementation of our initiatives and strategy may have associated negative consequences, such as increased indebtedness, asset impairments, business disruption, exposure to purported class action lawsuits related to our customer service agreements and regulatory issues;

  •
  a key element of our strategy is yield management through focus on pricing, which has presented challenges to keep existing business and win new business at reasonable returns; the loss of volumes as a result of price increases and our unwillingness to pursue lower margin volumes may negatively affect our cash flows or results of operations;

  •
  we may be unable to identify desirable acquisition targets, negotiate advantageous transactions or realize the benefits expected from such transactions, including our planned acquisition of Advanced Disposal Services, Inc. ("Advanced Disposal"), which could adversely impact our growth strategy, earnings and cash flow;

  •
  integration of acquisitions, including our planned acquisition of Advanced Disposal, and/or new service offerings could increase our exposure to environmental liabilities for past operations and the risk of inadvertent noncompliance with laws and regulations;

  •
  legal, regulatory and other matters may affect the timing of our ability to complete our planned acquisition of Advanced Disposal, if at all, which may negatively affect the trading prices of our stock and our future business and financial results;

  •
  compliance with existing or increased future regulations and/or enforcement of such regulations may restrict or change our operations, increase our operating costs or require us to make additional capital expenditures, and a decrease in regulation may lower barriers to entry for our competitors;

  •
  possible changes in our estimates of costs for site remediation requirements, final capping, closure and post-closure obligations, compliance and regulatory developments may increase our expenses and future cash outflows;

  •
  certain materials processed by our recycling operations are subject to significant commodity price fluctuations, as are methane gas, electricity and other energy-related products marketed and sold by our landfill gas recovery operations; fluctuations in commodity prices may have negative effects on our operating results;

  •
  a significant portion of the recycled fiber we market has been shipped to export markets across the globe, particularly China; changes in international or domestic regulations and restrictions or tariffs on American or foreign imports and exports, including actions taken by the Chinese government, could continue to increase operating expense, result in excess supply and drive down prices;

  •
  changes in oil and gas prices and drilling activity, and changes in applicable regulations, could adversely affect our energy and environmental services organization;

  •
  changes to the regulatory framework related to renewable fuel standards could affect our financial performance as a renewable fuel producer;

  •
  increasing customer preference for alternatives to landfill disposal, government mandates supporting diversion of waste and recycling and prohibiting disposal of certain types of waste, and overall reduction of waste generated could continue to have a negative effect on volumes of waste going to our landfills;

  •
  developments in technology could trigger a fundamental change in the waste management industry, as waste streams are increasingly viewed as a resource, which may adversely impact volumes at our landfills and our profitability;

  •
  our existing and proposed service offerings to customers may require that we invest in, develop or license, and protect, new technologies; and our inability to obtain or protect new technologies could impact our services to customers and development of new revenue sources;

  •
  acquisitions, investments and/or new service offerings may not increase our earnings in the timeframe anticipated, or at all, due to difficulties operating in new markets or providing new service offerings, failure of emerging technologies to perform as expected, failure to operate within budget, integration issues, or regulatory issues, among others;

  •
  adverse publicity (whether or not justified) relating to activities by our operations, employees or agents could tarnish our reputation and reduce the value of our brand. Additionally, a major operational failure, even if suffered by a competitor, may bring enhanced scrutiny and regulation of our industry, with a corresponding increase in operating expense;

  •
  there is risk of incurring significant environmental liabilities in the use, treatment, storage, transfer and disposal of waste materials; any substantial liability for environmental damage could have a material adverse effect on our financial condition, results of operations and cash flows;

  •
  weak economic conditions may negatively affect the volumes of waste generated and demand for post-consumer fiber and metals processed by our recycling operations;

  •
  some of our customers, including governmental entities, have suffered financial difficulties affecting their credit risk, which could negatively impact our operating results, due to their credit risk and the impact of the municipal debt market on remarketing of our tax-exempt bonds;

  •
  we may be unable to obtain and maintain required permits or to expand existing permitted capacity of our landfills, which could decrease our revenue and increase our costs;

  •
  diesel fuel price increases or diesel fuel supply shortages may increase our expenses and restrict our ability to operate;

  •
  we are increasingly dependent on the availability of natural gas and fueling infrastructure and vulnerable to natural gas prices; difficulty obtaining natural gas and increases in natural gas prices could increase our operating costs;

  •
  problems with the operation of our current information technology systems or the technology systems of third parties on which we rely as well as the development and deployment of new information technology systems could decrease our efficiencies and increase our costs;

  •
  we must commit substantial resources to prevent, detect, and address the risk of cybersecurity incidents. Our preventative measures and incident response efforts may not be effective in all cases, and a cybersecurity incident could result in business disruption, direct financial loss, negative publicity, brand damage, violation of privacy laws, loss of customers, potential litigation and liability and competitive disadvantage;

  •
  efforts by labor unions to organize our employees may increase operating expenses and we may be unable to negotiate acceptable collective bargaining agreements with those who have chosen to be represented by unions, which could lead to labor disruptions, including strikes and lock-outs, which could adversely affect our financial condition, results of operations and cash flows;

  •
  we could face significant liabilities for withdrawal from multiemployer pension plans;

  •
  we are subject to operational and safety risks; we closely monitor and manage landfills to minimize the risk of waste mass instability, releases of hazardous materials and odors that could be triggered by weather or natural disasters, as well as risks presented by the potential for subsurface heat reactions causing elevated landfill temperatures and increased production of leachate landfill gas and odor. These and other such risks could potentially result in injury or death of employees and others, a need to shut down or reduce operation of facilities, increased operating expense and exposure to liability for pollution and other environmental damage, and property damage or destruction;

  •
  increased costs for financial assurance or the inadequacy of our insurance coverage could negatively impact our liquidity and increase our liabilities;

  •
  possible charges as a result of shut-down operations, uncompleted development or expansion projects or other events may negatively affect earnings;

  •
  we may reduce or suspend capital expenditures, growth and acquisition activity, implementation of our business strategy, dividend declarations or share repurchases if we suffer a significant reduction in cash flows;

  •
  we may be unable to incur future indebtedness to support our growth and development plans or to refinance our debt obligations, including near-term maturities, on terms consistent with current borrowings, and higher interest rates and market conditions may increase our expense;

  •
  climate change legislation, including possible limits on carbon emissions, may negatively impact our results of operations by increasing expenses;

  •
  weather-related and other event driven special projects cause our results to fluctuate, and harsh weather or natural disasters may cause us to temporarily suspend operations; these seasonal or event driven items can result in interim variations in our results;

  •
  we could be subject to significant fines and penalties, and our reputation could be adversely affected, if our businesses, or third parties with whom we have a relationship, were to fail to comply with United States ("U.S.") or foreign laws or regulations;

  •
  we are subject to various proceedings, lawsuits and disputes; claims asserted against us include personal injury, property damage, commercial, customer and employment-related matters, including purported state and national class action lawsuits related to: alleged environmental contamination, including releases of hazardous materials and odors; sales and marketing practices, customer service agreements, prices and fees; and federal and state wage and hour and other laws. Such lawsuits and proceedings may increase our costs, limit our ability to conduct or expand our operations, limit our ability to execute our business plans and strategies and adversely affect our liquidity; and

  •
  the adoption of new accounting standards or interpretations may cause fluctuations in reported quarterly results of operations or adversely impact our reported results of operations.

        Unless required by law, we undertake no obligation to publicly update or revise any forward-looking statements to reflect events or developments after the date of this prospectus.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement we filed with the SEC using a "shelf" registration process. We may offer and sell any combination of the securities described in this prospectus from time to time up to an indeterminate dollar amount, in one or more offerings.

        The types of securities that we or selling securityholders may offer and sell from time to time pursuant to this prospectus are:

  •
  debt securities;

  •
  common stock;

  •
  preferred stock;

  •
  warrants;

  •
  guarantees; and

  •
  units consisting of any of the securities listed above.

        Each time we or selling securityholders sell securities pursuant to this prospectus, we will describe in a prospectus supplement, which will be delivered with this prospectus, specific information about the offering and the terms of the particular securities offered. In each prospectus supplement we will include the following information, if applicable:

  •
  the type and amount of securities that we or selling securityholders propose to sell;

  •
  the initial public offering price of the securities;

  •
  the names of any underwriters or agents through or to which we or selling securityholders will sell the securities;

  •
  any compensation of those underwriters or agents; and

  •
  information about any securities exchanges or automated quotation systems on which the securities will be listed or traded.

        In addition, the prospectus supplement may also add, update or change the information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the headings "Incorporation of Certain Documents by Reference" and "Where You Can Find More Information."

        Wherever references are made in this prospectus to information that will be included in a prospectus supplement, to the extent permitted by applicable law, rules or regulations, we may instead include such information or add, update or change the information contained in this prospectus (i) by means of a post-effective amendment to the registration statement of which this prospectus is a part; (ii) through filings we make with the SEC that are incorporated by reference into this prospectus; or (iii) by any other method as may then be permitted under applicable law, rules or regulations.

        As used herein, the terms "Waste Management," "we," "us," "our," and "the Company" refer to Waste Management, Inc. and its consolidated subsidiaries and consolidated variable interest entities, taken as a whole, unless the context clearly indicates otherwise.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED IN OR DELIVERED WITH THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM OR IN ADDITION TO THE INFORMATION CONTAINED IN THIS DOCUMENT AND INCORPORATED BY REFERENCE INTO THIS PROSPECTUS.

        We incorporate information into this prospectus by reference, which means that we disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except to the extent superseded by information contained herein or by information contained in documents filed with or furnished to the SEC after the date of this prospectus. This prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC. These documents contain important information about us and our financial condition.

SEC Filing (Our SEC File Number is 1-12154)	Date Filed
Annual Report on Form 10-K for the year ended December 31, 2018	February 14, 2019
Quarterly Report on Form 10-Q for the quarter ended March 31, 2019	April 25, 2019
Current Report on Form 8-K	February 25, 2019
Current Report on Form 8-K	April 15, 2019
The portions of our proxy statement for our 2019 annual meeting of stockholders incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2018	March 27, 2019
Description of our Common Stock on Form 8-B, as we may update that description from time to time	July 13, 1995

        We also incorporate by reference into this prospectus additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus until all of the securities offered by this prospectus have been issued as described in this prospectus. These documents may include annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, as well as proxy statements. We are not incorporating by reference any information furnished under items 2.02 or 7.01 (or corresponding information furnished under item 9.01 or included as an exhibit) in any past or future current report on Form 8-K that we may file with the SEC, unless otherwise specified in such current report.

        You may obtain copies of any of these filings through Waste Management, the SEC or the SEC's internet site as described below. Documents incorporated by reference are available without charge by requesting them in writing or by telephone using the contact information below and may be accessed through the Investor Relations section of www.wm.com.

Waste Management, Inc.
1001 Fannin Street
Houston, Texas 77002
Attn: Corporate Secretary
713-512-6200

THE INFORMATION CONTAINED ON OUR WEBSITE DOES NOT CONSTITUTE A PART OF THIS PROSPECTUS.

 WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an internet site that contains information we have filed electronically with the SEC, which you can access over the internet at www.sec.gov. You can also obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

        This prospectus is part of a registration statement we have filed with the SEC relating to the securities we may offer. As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, exhibits and schedules for more information about us and the securities. The registration statement, exhibits and schedules are available at the SEC's internet site discussed above.

THE COMPANY

        We are North America's leading provider of comprehensive waste management environmental services. We partner with our residential, commercial, industrial and municipal customers and the communities we serve to manage and reduce waste at each stage from collection to disposal, while recovering valuable resources and creating clean, renewable energy. Our solid waste business is operated and managed locally by our subsidiaries that focus on distinct geographic areas and provides collection, transfer, disposal and recycling and resource recovery services. Through our subsidiaries, we are also a leading developer, operator and owner of landfill gas-to-energy facilities in the United States.

        Our principal executive offices are located at 1001 Fannin Street, Houston, Texas 77002 and our telephone number is (713) 512-6200. Our internet address is www.wm.com.

 RISK FACTORS

        Investment in any securities offered pursuant to this prospectus involves risk. Before acquiring any such securities, you should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K and each subsequently filed Quarterly Report on Form 10-Q, the other information contained or incorporated by reference in this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement.

USE OF PROCEEDS

        Unless otherwise indicated in an accompanying prospectus supplement, we intend to use the net proceeds we receive from the sale of securities by us for general corporate purposes, which may include additions to working capital, refinancing existing indebtedness, capital expenditures, repurchase or redemption of securities and possible acquisitions. Pending any specific application, we may temporarily invest funds in short-term investments or apply them to the reduction of short-term indebtedness. Unless otherwise specified in the applicable prospectus supplement, we will not receive any proceeds from the sale of securities by selling securityholders.

DESCRIPTION OF THE DEBT SECURITIES

        The debt securities covered by this prospectus will be our general unsecured obligations. We will issue senior debt securities on a senior unsecured basis under an indenture, dated as of September 10, 1997, among Waste Management, as issuer, and The Bank of New York Mellon Trust Company, N.A. (the current successor to Texas Commerce Bank National Association), as trustee. We will issue subordinated debt securities under an indenture dated as of February 3, 1997, among Waste Management, as issuer, and The Bank of New York Mellon Trust Company, N.A., as trustee. The indentures are substantially identical, except for provisions relating to subordination and covenants.

        We have summarized material provisions of the indentures and the debt securities below. This summary is not complete, and is subject, and qualified in its entirety by reference, to all the provisions of the applicable indenture, including the definition of certain terms. We have filed the indentures with the SEC as exhibits to the registration statement, and you should read the indentures for provisions that may be important to you. The following sets forth certain general terms and provisions of any debt securities offered by this prospectus. The particular terms of debt securities will be described in the prospectus supplement relating to those offered debt securities.

Provisions Applicable to Each Indenture

        General.    Neither indenture limits the amount of debt securities that may be issued under that indenture, and neither limits the amount of other unsecured debt or securities that we may issue. We may issue debt securities under the indentures from time to time in one or more series, each in an amount authorized prior to issuance.

        Terms.    The prospectus supplement relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

  •
  whether the debt securities will be senior or subordinated debt securities;

  •
  the title of the debt securities;

  •
  the total principal amount of the debt securities;

  •
  whether the debt securities will be issued in individual certificates to each holder or in the form of temporary or permanent global securities held by a depositary on behalf of holders;

  •
  the date or dates on which the principal of and any premium on the debt securities will be payable;

  •
  any interest rate (or the method of calculating the interest rate, if applicable), the date from which interest will accrue, interest payment dates and record dates for interest payments;

  •
  any right to extend or defer the interest payment periods and the duration of the extension;

  •
  whether and under what circumstances any additional amounts with respect to the debt securities will be payable;

  •
  the place or places where payments on the debt securities will be payable;

  •
  any provisions for optional redemption or early repayment;

  •
  any provisions that would require the redemption, purchase or repayment of debt securities;

  •
  the denominations in which the debt securities will be issued;

  •
  whether payments on the debt securities will be payable in foreign currency or currency units or another form and whether payments will be payable by reference to any index or formula;

  •
  the portion of the principal amount of debt securities that will be payable if the maturity is accelerated, if other than the entire principal amount;

  •
  any additional means of defeasance of the debt securities, any additional conditions or limitations to defeasance of the debt securities or any changes to those conditions or limitations;

  •
  any changes or additions to the events of default or covenants described in this prospectus;

  •
  any restrictions or other provisions relating to the transfer or exchange of debt securities;

  •
  any terms for the conversion or exchange of the debt securities for other securities of Waste Management or any other entity;

  •
  with respect to the subordinated indenture, any changes to the subordination provisions for the subordinated debt securities; and

  •
  any other terms of the debt securities not inconsistent with the applicable indenture.

        We may sell the debt securities at a discount, which may be substantial, below their stated principal amount. These debt securities may bear no interest or interest at a rate that at the time of issuance is below market rates. If we sell these debt securities, we will describe in the prospectus supplement any material United States federal income tax consequences and other special considerations.

        If we sell any of the debt securities for any foreign currency or currency unit or if payments on the debt securities are payable in any foreign currency or currency unit, we will describe in the prospectus supplement the restrictions, elections, tax consequences, specific terms and other information relating to those debt securities and the foreign currency or currency unit.

        Consolidation, Merger and Sale of Assets.    The indentures generally prohibit a consolidation or merger of Waste Management into another person, or a conveyance, transfer or lease of our properties and assets substantially as an entirety to another person unless:

  •
  the resulting person formed or into which Waste Management is merged or the person which acquires our properties and assets substantially as an entirety assumes the performance of the covenants and obligations under the indentures and the due and punctual payments on the debt securities; and

  •
  immediately after giving effect to the transaction, no default or event of default would occur and be continuing or would result from the transaction.

        Upon any such consolidation, merger or asset lease, transfer or disposition, the resulting entity or transferee will be substituted for us under the applicable indenture and debt securities. In the case of an asset transfer or disposition other than a lease, we will be released from the applicable indenture.

        Events of Default.    Unless we inform you otherwise in the applicable prospectus supplement, the following are events of default with respect to a series of debt securities:

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  failure to pay interest on that series of debt securities for 30 days when due;

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  failure to pay principal of or any premium on that series of debt securities when due;

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  failure to deposit into any sinking fund when due;

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  failure to comply with any covenant or agreement in that series of debt securities or the applicable indenture (other than an agreement or covenant that has been included in the indenture solely for the benefit of other series of debt securities) for 60 days after written notice by the trustee in the case of the senior indenture and for 90 days after written notice by the trustee in the case of the subordinated indenture or by the holders of at least 25% in principal amount of the outstanding debt securities issued under that indenture that are affected by that failure;

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  specified events involving bankruptcy, insolvency or reorganization; and

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  any other event of default provided for that series of debt securities.

        If an event of default for any series of debt securities occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of the series affected by the default may declare the principal of and all accrued and unpaid interest on those debt securities to be due and payable. The holders of a majority in principal amount of the outstanding debt securities of the series affected by the default may in some cases rescind this accelerated payment requirement.

        A holder of a debt security of any series issued under an indenture may pursue any remedy under that indenture only if:

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  the holder gives the trustee written notice of a continuing event of default for that series;

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  the holders of at least 25% in principal amount of the outstanding debt securities of that series make a written request to the trustee to pursue the remedy;

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  the holders offer to the trustee indemnity satisfactory to the trustee;

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  the trustee fails to act for a period of 60 days after receipt of the request and offer of indemnity; and

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  during that 60-day period, the holders of a majority in principal amount of the debt securities of that series do not give the trustee a direction inconsistent with the request.

        This provision does not, however, affect the right of a holder of a debt security to sue for enforcement of any overdue payment.

        In most cases, (subject to certain conditions including providing reasonable indemnification to the trustee) holders of a majority in principal amount of the outstanding debt securities of a series (or of all debt securities issued under the applicable indenture that are affected, voting as one class) may direct the time, method and place of:

  •
  conducting any proceeding for any remedy available to the trustee; and

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  exercising any trust or power conferred on the trustee relating to or arising as a result of an event of default.

        The indentures require us to file each year with the trustee a written statement as to our compliance with the covenants contained in the applicable indenture.

        Modification and Waiver.    Each indenture may be amended or supplemented if the majority in principal amount of the outstanding debt securities of all series issued under that indenture that are affected by the amendment or supplement (acting as one class) consent to it. However, the subordinated indenture may not be amended to alter the subordination of any outstanding subordinated securities without the consent of each holder of senior debt then outstanding that would be adversely affected by the amendment. Additionally, without the consent of the holder of each debt security affected, no modification may:

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  reduce the amount of debt securities whose holders must consent to an amendment, supplement or waiver;

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  reduce the rate of or change the time for payment of interest on the debt security;

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  reduce the principal of the debt security or change its stated maturity;

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  reduce any premium payable on the redemption of the debt security or change the time at which the debt security may or must be redeemed;

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  change any obligation to pay additional amounts on the debt security;

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  change any obligation for us to maintain a paying agency;

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  make payments on the debt security payable in currency other than as originally stated in the debt security;

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  impair the holder's right to institute suit for the enforcement of any payment on or with respect to the debt security;

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  make any change in the percentage of principal amount of debt securities necessary to waive compliance with certain provisions of the indenture or to make any change in the provision related to modification; or

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  adversely affect the right to convert subordinated debt securities, if applicable.

        The holders of a majority in principal amount of the outstanding debt securities of any series (or, in some cases, of all debt securities issued under the applicable indenture, voting as one class) may waive any existing or past default or event of default with respect to those debt securities. Those holders may not, however, waive any

  •
  default or event of default in any payment on any debt security; or

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  compliance with a provision that cannot be amended or supplemented without the consent of each holder affected.

        Defeasance.    When we use the term defeasance, we mean discharge from some or all of our obligations under the indentures. If any combination of funds or government securities are deposited with the trustee under an indenture sufficient to make payments on the debt securities of a series issued under that indenture on the dates those payments are due and payable, then, at our option, either of the following will occur:

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  we will be discharged from our obligations with respect to the debt securities of that series and, if applicable, the related guarantees ("legal defeasance"); or

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  we will no longer have any obligation to comply with the restrictive covenants, certain aspects of the merger covenant and other specified covenants under the applicable indenture, and the related events of default will no longer apply ("covenant defeasance").

        If a series of debt securities is defeased, the holders of the debt securities of the series affected will not be entitled to the benefits of the applicable indenture, except for obligations to register the transfer or exchange of debt securities, replace stolen, lost or mutilated debt securities, maintain paying agencies, hold moneys for payment in trust and, in the case of subordinated debt securities, no defeasance will affect our obligations respecting the conversion of debt securities into Common Stock. In the case of covenant defeasance, our obligation to pay principal, premium and interest on the debt securities will also survive.

        Unless we inform you otherwise in the prospectus supplement, we will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the debt securities to recognize income, gain or loss for U.S. federal income tax purposes. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the U.S. Internal Revenue Service or a change in law to that effect.

        Governing Law.    New York law will govern the indentures and the debt securities.

        Trustee.    The Bank of New York Mellon Trust Company, N.A. is the trustee under the senior indenture and the subordinated indenture. The Bank of New York Mellon Trust Company, N.A. serves as trustee or custodian relating to a number of series of debt obligations of Waste Management. Certain of The Bank of New York Mellon Trust Company, N.A.'s affiliates perform certain commercial banking services and/or pension plan related services for us for which they receive customary fees and act as a lender under our current credit facility.

        If an event of default occurs under an indenture and is continuing, the trustee under that indenture will be required to use the degree of care and skill of a prudent person in the conduct of that person's own affairs. The trustee will become obligated to exercise any of its powers under that indenture at the request of any of the holders of any debt securities issued under that indenture only after those holders have offered the trustee indemnity satisfactory to it.

        Each indenture contains limitations on the right of the trustee, if it becomes our creditor, to obtain payment of claims or to realize on certain property received for any such claim, as security or otherwise. The trustee is permitted to engage in other transactions with us. If, however, it acquires any conflicting interest, it must eliminate that conflict or resign.

        Form, Exchange, Registration and Transfer.    The debt securities may be issued in registered form, without interest coupons, or in bearer form, with interest coupons attached, or both, as described in the prospectus supplement. There will be no service charge for any registration of transfer or exchange of the debt securities. However, payment of any transfer tax or similar governmental charge payable for that registration may be required.

        Debt securities of any series will be exchangeable for other debt securities of the same series, the same total principal amount and the same terms but in different authorized denominations in accordance with the applicable indenture. Holders may present debt securities for registration of transfer at the office of the security registrar or any transfer agent we designate. The security registrar or transfer agent will affect the transfer or exchange if its requirements and the requirements of the applicable indenture are met.

        The trustee will be appointed as security registrar for the debt securities. If a prospectus supplement refers to any transfer agents we initially designate, we may at any time rescind that designation or approve a change in the location through which any transfer agent acts. We are required to maintain an office or agency for transfers and exchanges in each place of payment. We may at any time designate additional transfer agents for any series of debt securities.

        In the case of any redemption, we will not be required to register the transfer or exchange of:

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  any debt security during a period beginning 15 business days prior to the mailing of the relevant notice of redemption or repurchase and ending on the close of business on the day of mailing of such notice; or

  •
  any debt security that has been called for redemption in whole or in part, except the unredeemed portion of any debt security being redeemed in part.

        Payment and Paying Agents.    Unless we inform you otherwise in a prospectus supplement, payments on the debt securities will be made in U.S. dollars at the office of the trustee and any paying agent. At our option, however, payments may be made by wire transfer for global debt securities or by check mailed to the address of the person entitled to the payment as it appears in the security register. Unless we inform you otherwise in a prospectus supplement, interest payments may be made to the person in whose name the debt security is registered at the close of business on the record date for the interest payment.

        Unless we inform you otherwise in a prospectus supplement, the trustee under the applicable indenture will be designated as the paying agent for payments on debt securities issued under that indenture. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

        If the principal of or any premium or interest on debt securities of a series is payable on a day that is not a business day, the payment will be made on the following business day. For these purposes, unless we inform you otherwise in a prospectus supplement, a "business day" is any day that is not a Saturday, a Sunday or a day on which banking institutions in any of New York, New York; Houston, Texas or a place of payment on the debt securities of that series is authorized or obligated by law, regulation or executive order to remain closed.

        Subject to the requirements of any applicable abandoned property laws, the trustee and paying agent will pay to us upon written request any money held by them for payments on the debt securities that remains unclaimed for two years after the date upon which that payment has become due. After payment to us, holders entitled to the money must look to us for payment. In that case, all liability of the trustee or paying agent with respect to that money will cease.

        Book-Entry Debt Securities.    The debt securities of a series may be issued in the form of one or more global debt securities that would be deposited with a depositary or its nominee identified in the prospectus supplement. Global debt securities may be issued in either temporary or permanent form. We will describe in the prospectus supplement the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any global debt security.

Provisions Applicable Solely to Senior Debt Securities

        Ranking and Guarantee.    The senior debt securities will constitute senior debt of Waste Management and will rank equally with all of the other series of debt securities issued under the senior indenture and will rank senior to all series of subordinated securities issued and outstanding from time to time. However, if the senior debt securities are not guaranteed by Waste Management Holdings, then such securities will be structurally subordinated to all senior debt that is so guaranteed. If provided in a prospectus supplement, Waste Management Holdings may fully and unconditionally guarantee on a senior unsecured basis the full and prompt payment of the principal of and any premium and interest on the senior debt securities issued by Waste Management when and as the payment becomes due and payable, whether at maturity or otherwise.

        Restrictive Covenants.    We have agreed to two principal restrictions on our activities for the benefit of holders of the senior debt securities. The restrictive covenants summarized below will apply to a series of senior debt securities (unless waived or amended) as long as any of those debt securities are outstanding, unless the prospectus supplement for the series states otherwise. We have used in this summary description capitalized terms that we have defined below under "Glossary."

Limitation on Liens

        We have agreed that we and our Restricted Subsidiaries will create, issue, incur or assume Indebtedness secured by a lien upon a Principal Property only if the outstanding senior debt securities are secured equally and ratably with or prior to the Indebtedness secured by that lien. This covenant has exceptions that permit:

          (a)   liens on the property or assets existing at the time of acquisition which secure obligations assumed by us or our Restricted Subsidiaries;

          (b)   conditional sales agreements with respect to any property or assets acquired by us or a Restricted Subsidiary;

          (c)   liens on the property, assets or stock of an entity at the time the entity is merged into or consolidated with us or a Restricted Subsidiary or at the time the entity becomes a Restricted Subsidiary;

          (d)   liens on the property, assets or stock of any successor entity that becomes the Company in accordance with "Provisions Applicable to Each Indenture—Consolidation, Merger and Sale of Assets," above;

          (e)   liens on assets either:

    •
    existing at the time of, or created within 360 days after, the acquisition of the assets, or

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    securing Indebtedness incurred to finance all or part of the purchase price of the assets or the cost of constructing, improving, developing or expanding the assets that was incurred before, at the time of, or created within 360 days after, the later of the completion of construction, improvement, development or expansion or the commencement of commercial operation of the assets;

          (f)    intercompany liens;

          (g)   mechanics', materialmen's and like liens incurred in the ordinary course of business;

          (h)   liens arising by deposits or security given to governmental agencies required in order to do business with the government;

          (i)    liens for taxes, assessments or governmental charges not yet delinquent or being contested in good faith;

          (j)    liens in connection with legal proceedings so long as the proceeding is being contested in good faith or execution thereon is stayed;

          (k)   landlord's liens on fixtures located on property leased by us or Restricted Subsidiaries in the ordinary course of business;

          (l)    liens in favor of any governmental authority in connection with the financing of the cost of construction or acquisition of property;

          (m)  liens arising due to deposits to qualify us or a Restricted Subsidiary to do business, maintain self-insurance or obtain the benefit of or comply with laws;

          (n)   liens incurred in connection with pollution control, sewage or solid waste disposal industrial revenue or similar financings;

          (o)   liens arising in connection with the sale of accounts receivable; and

          (p)   any extensions, substitutions, replacements or renewals of the above-described liens or any Indebtedness secured by these liens if the lien is limited to the property (plus any improvements) secured by the original lien.

        In addition, without securing the senior debt securities as described above, we and our Restricted Subsidiaries may issue, assume or guarantee Indebtedness that this covenant would otherwise restrict in a total principal amount that, when added to all other outstanding Indebtedness that this covenant would otherwise restrict and the total amount of Attributable Debt outstanding for Sale/Leaseback Transactions, does not exceed 15% of Consolidated Net Tangible Assets. When calculating this total principal amount, we exclude from the calculation Attributable Debt from Sale/Leaseback Transactions in connection with which we have purchased property or retired or defeased Indebtedness as described in clause (b) below under "Limitation on Sale/Leaseback Transactions."

Limitation on Sale/Leaseback Transactions

        Unless provided otherwise in a prospectus supplement, we and our Restricted Subsidiaries will not enter into a Sale/Leaseback Transaction unless at least one of the following applies:

          (a)   we or that Restricted Subsidiary could incur Indebtedness in a principal amount equal to the Attributable Debt for that Sale/Leaseback Transaction and, without violating specified provisions of the "Limitation on Liens" covenant, could secure that debt by a lien on the property to be leased without equally and ratably securing the senior debt securities;

          (b)   within 180 days after the effective date of any Sale/Leaseback Transaction, we will apply an amount equal to the fair value (as determined by our Board of Directors) of the property to be leased to the redemption or retirement of any senior debt securities issued under the senior indenture or to payment or other retirement of other debt of the Company that ranks senior to or pari passu with the debt securities listed under the senior indenture or debt incurred by a Restricted Subsidiary; or

          (c)   within 180 days after entering into the Sale/Leaseback Transaction, we have entered into a commitment to expend for the acquisition or capital improvement of a Principal Property an amount equal to the fair value (as determined by our Board of Directors) of the property to be leased.

  Notwithstanding the above, we and our Restricted Subsidiaries may effect a Sale/Leaseback Transaction that is not allowable under the clauses above provided that the Attributable Debt associated with the transaction, together with the aggregate principal amount of debt secured by liens on Principal Property not acceptable under the "Limitation on Liens" covenant, do not exceed 15% of Consolidated Net Tangible Assets.

  Glossary

        "Attributable Debt" means the present value of the rental payments during the remaining term of the lease included in the Sale/Leaseback Transaction. To determine that present value, we use a discount rate equal to the lease rate of the Sale/Leaseback Transaction or, if the lease rate is not known to the Company, the weighted average interest rate of all series of securities outstanding at the time under the indenture compounded semi-annually. For these purposes, rental payments do not include any amounts required to be paid for taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items that do not constitute payments for property rights. In the case of any lease that the lessee may terminate by paying a penalty, if the net amount (including payment of the penalty) would be reduced if the lessee terminated the lease on the first date that it could be terminated, then this lower net amount will be used.

        "Consolidated Net Tangible Assets" means the total amount of assets of Waste Management, Inc. and its consolidated subsidiaries less:

  •
  all current liabilities (excluding liabilities that are extendable or renewable at our option to a date more than 12 months after the date of calculation and excluding current maturities of long-term debt); and

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  the value of all intangible assets.

        We will calculate Consolidated Net Tangible Assets based on our most recent quarterly balance sheet.

        "Indebtedness" means (a) all obligations for borrowed money or on which interest charges are customarily paid, all as shown on the balance sheet of the indebted party, (b) all items that would be included as liabilities on a balance sheet in accordance with generally accepted accounting practices as of the date at which Indebtedness is to be determined, and (c) all indebtedness secured by a security interest in property owned or being purchased by the indebted party and all guarantees of Indebtedness.

        "Principal Property" means any waste processing, waste disposal or resource recovery plant or similar facility located within the United States or Canada and owned by, or leased to, us by any Restricted Subsidiary except (a) any such plant or facility (i) owned or leased jointly or in common with one or more persons other than us and any Restricted Subsidiaries in which our and our Restricted Subsidiaries' interest does not exceed 50%, or (ii) which our Board of Directors determines is not material in importance to our total business or (b) any portion of such plant or facility which our Board of Directors determines in good faith not to be of material importance to the use or operation thereof.

        "Restricted Subsidiary" means any Subsidiary (other than any Subsidiary of which the Company owns less than all of the outstanding voting stock) (a) principally engaged in, or whose principal assets consist of property used by us or any Restricted Subsidiary in the storage, collection, transfer, interim processing or disposal of waste within the United States or Canada or (b) which we designate as a Restricted Subsidiary in an officer's certificate delivered to the trustee.

        "Sale/Leaseback Transaction" means any arrangement with anyone under which we or our Restricted Subsidiaries lease any Principal Property that we or such Restricted Subsidiary has sold or transferred or will sell or transfer to that person. This term excludes the following:

  •
  temporary leases for a term of not more than three years; and

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  intercompany leases.

        "Subsidiary" means an entity at least a majority of the outstanding voting stock of which is owned, directly or indirectly, by us or by one or more other Subsidiaries, or by us and one or more other Subsidiaries.

Provisions Applicable Solely to Subordinated Debt Securities

        Ranking.    The subordinated debt securities will rank junior to all of our senior debt and may rank equally with or senior to our other subordinated debt that may be outstanding from time to time.

        Subordination.    Under the subordinated indenture, payment of the principal of and any premium and interest on the subordinated debt securities will generally be subordinated and junior in right of payment to the prior payment in full of all senior indebtedness. Unless we inform you otherwise in the prospectus supplement, we may not make any payment of principal of or any premium or interest on the subordinated debt securities if we fail to pay the principal, interest, premium or any other amounts on any senior indebtedness when due. The subordination does not affect our obligation to make payments in our capital stock pursuant to any conversion right or otherwise made on our capital stock.

        The subordinated indenture does not limit the amount of senior indebtedness that we may incur. As a result of the subordination of the subordinated debt securities, if we become insolvent, holders of subordinated debt securities may receive less on a proportionate basis than other creditors.

DESCRIPTION OF GUARANTEES

        Waste Management Holdings may fully and unconditionally guarantee our payment obligations under any series of debt securities. If a series of debt securities is so guaranteed, Waste Management Holdings will execute a separate guarantee agreement or a supplemental indenture as further evidence of its guarantee. We will provide the specific terms of any guarantee in the prospectus supplement.

        The obligations of Waste Management Holdings under its guarantee will be limited to the maximum amount that will not result in the obligations of Waste Management Holdings under the guarantee constituting a fraudulent conveyance or fraudulent transfer under federal or state law. The specific provisions under which Waste Management Holdings may be released and discharged from its guarantee will be set forth in the prospectus supplement.

        If a series of debt securities is guaranteed by and is designated as subordinate to our senior indebtedness, then those guarantees by Waste Management Holdings will be subordinated to the senior indebtedness of Waste Management Holdings on substantially the same extent as the series is subordinated to our senior indebtedness.

DESCRIPTION OF CAPITAL STOCK

General

        We may issue shares of our common stock to purchasers or in order to settle litigation or other claims or to satisfy judgment or arbitration awards. We may also issue shares of common stock to persons upon exercise of any convertible securities issued hereunder. The terms of any offering of common stock will be provided in a prospectus supplement.

        We are authorized to issue 1,500,000,000 shares of common stock, of which 424,759,439 shares were outstanding at April 22, 2019 (excluding treasury shares of 205,523,022). We are also authorized to issue 10,000,000 shares of preferred stock, none of which were outstanding on that date.

Common Stock

        Dividends.    Holders of common stock are entitled to receive dividends when declared by our Board of Directors. In certain cases, common stockholders may not receive dividends until we satisfy our obligations to any preferred stockholders.

        Voting Rights.    Each share of common stock is entitled to one vote in the election of directors and in each other matter we may ask stockholders to vote on. Common stockholders do not have cumulative voting rights. To be elected, a director must receive a majority of the votes cast with respect to that director at the meeting. This means that the number of shares voted "for" a director must exceed 50% of the votes cast with respect to that director. Our By-laws provide that if the number of shares voted "for" any director nominee does not exceed 50% of the votes cast with respect to that director, he or she will tender his resignation to the Board of Directors. The Nominating and Governance Committee of our Board of Directors will then make a recommendation to the Board of Directors on whether to accept or reject the resignation, or whether other action should be taken.

        Fully Paid Status.    All outstanding shares of our common stock are validly issued, fully paid and non-assessable. The shares offered hereby will also be, upon issuance and sale, validly issued, fully paid and non-assessable.

        Liquidation or Dissolution.    If we liquidate, dissolve or wind up our business, whether or not voluntarily, common stockholders will share ratably in the assets remaining after we pay our creditors and any preferred stockholders.

        Listing.    Our common stock is listed on the New York Stock Exchange under the trading symbol "WM."

        Transfer Agent and Registrar.    The transfer agent and registrar for our common stock is Computershare in Jersey City, New Jersey.

Preferred Stock

        The Board of Directors is authorized, without obtaining stockholder approval, to issue one or more series of preferred stock. The Board's authority includes determining the number of shares of each series and the rights, preferences and limitations of each series, including voting rights, dividend rights, conversion rights, redemption rights and any liquidation preferences. In this regard, the Board may issue preferred stock with voting and conversion rights that could adversely affect the voting power of the holders of common stock, and dividend or liquidation preferences that would restrict common stock dividends or adversely affect the assets available for distribution to holders of shares of common stock in the event of our dissolution.

Authorized but Unissued Shares

        Authorized but unissued shares of common stock or preferred stock can be reserved for issuance by the Board of Directors from time to time, without stockholder action, for stock dividends or stock splits, to raise equity capital and to structure future corporate transactions, including acquisitions, as well as for other proper corporate purposes. Stockholders have no preemptive rights.

Exclusive Forum

        Our By-laws provide that, unless we consent to the selection of an alternative forum in writing, Delaware will be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company; (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, stockholder, employee or agent of the Company to the Company or its stockholders; (iii) any action asserting a claim pursuant to any provision of the Delaware General Corporation Law ("DGCL") or the Company's certificate of incorporation or By-laws or as to which the DGCL confers jurisdiction upon the Court of Chancery of the State of Delaware; or (iv) any action asserting a claim governed by the internal affairs doctrine. Our By-laws provide that any person or entity purchasing, otherwise acquiring or retaining any interest in shares of capital stock of the Company are deemed to have notice of and to have consented to the exclusive forum By-law provision.

Limitations on a Change of Control

        We are a Delaware corporation and are governed by the DGCL. Section 203 of the DGCL, subject to specific exceptions, prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the time the person became an interested stockholder, unless:

  •
  the business combination, or the transaction in which the stockholder became an interested stockholder, is approved by our board of directors prior to the time the interested stockholder attained that status;

  •
  upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  •
  at or after the time a person became an interested stockholder, the business combination is approved by our board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

        "Business combinations" include mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to various exceptions, in general an "interested stockholder" is a person that, together with his or her affiliates and associates, owns, or within three years did own, 15% or more of our outstanding voting stock.

        The provisions of Section 203, combined with the Board of Directors' authority to issue preferred stock without further stockholder action, could delay or frustrate a change of control or discourage, impede or prevent a merger, tender offer or proxy contest involving us, even if such an event would be favorable to the interests of our stockholders.

DESCRIPTION OF OTHER SECURITIES

        We will set forth in the applicable prospectus supplement a description of any warrants or units that may be offered pursuant to this prospectus.

 PLAN OF DISTRIBUTION

        The securities being offered by this prospectus may be sold by us or by a selling securityholder:

  •
  through agents,

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  to or through underwriters,

  •
  through broker-dealers (acting as agent or principal),

  •
  directly by us or a selling securityholder to purchasers, through a specific bidding or auction process or otherwise,

  •
  through a combination of any such methods of sale,

  •
  through any other methods described in a prospectus supplement

        The distribution of securities may be effected from time to time in one or more transactions, including block transactions and transactions on the New York Stock Exchange or any other organized market where the securities may be traded. The securities may be sold at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to the prevailing market prices or at negotiated prices. The consideration may be cash or another form negotiated by the parties. Agents, underwriters or broker-dealers may be paid compensation for offering and selling the securities. That compensation may be in the form of discounts, concessions or commissions to be received from us or from the purchasers of the securities. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and compensation received by them on resale of the securities may be deemed to be underwriting discounts. If such dealers or agents were deemed to be underwriters, they may be subject to statutory liabilities under the Securities Act.

        Agents may from time to time solicit offers to purchase the securities. If required, we will name in the applicable prospectus supplement any agent involved in the offer or sale of the securities and set forth any compensation payable to the agent. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment. Any agent selling the securities covered by this prospectus may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities.

        If underwriters are used in a sale, securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale, or under delayed delivery contracts or other contractual commitments. Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. If an underwriter or underwriters are used in the sale of securities, an underwriting agreement will be executed with the underwriter or underwriters at the time an agreement for the sale is reached. The applicable prospectus supplement will set forth the managing underwriter or underwriters, as well as any other underwriter or underwriters, with respect to a particular underwritten offering of securities, and will set forth the terms of the transactions, including compensation of the underwriters and dealers and the public offering price, if applicable. The prospectus and the applicable prospectus supplement will be used by the underwriters to resell the securities.

        If a dealer is used in the sale of the securities, we, a selling securityholder, or an underwriter will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. To the extent required, we will set forth in the prospectus supplement the name of the dealer and the terms of the transactions.

        We or a selling securityholder may directly solicit offers to purchase the securities and we or a selling securityholder may make sales of securities directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. To the extent required, the prospectus supplement will describe the terms of any such sales, including the terms of any bidding or auction process, if used.

        Agents, underwriters and dealers may be entitled under agreements that may be entered into with us to indemnification by us against specified liabilities, including liabilities incurred under the Securities Act, or to contribution by us to payments they may be required to make in respect of such liabilities. If required, the prospectus supplement will describe the terms and conditions of such indemnification or contribution. Some of the agents, underwriters or dealers, or their affiliates may be customers of, engage in transactions with or perform services for us or our subsidiaries in the ordinary course of business.

        Under the securities laws of some states, the securities offered by this prospectus may be sold in those states only through registered or licensed brokers or dealers.

        Any person participating in the distribution of common stock registered under the registration statement that includes this prospectus will be subject to applicable provisions of the Exchange Act, and the applicable SEC rules and regulations, including, among others, Regulation M, which may limit the timing of purchases and sales of any of our common stock by any such person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of our common stock to engage in market-making activities with respect to our common stock. These restrictions may affect the marketability of our common stock and the ability of any person or entity to engage in market-making activities with respect to our common stock.

        Certain persons participating in an offering may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act that stabilize, maintain or otherwise affect the price of the offered securities. If any such activities will occur, they will be described in the applicable prospectus supplement.

SELLING SECURITYHOLDERS

        Information about selling securityholders, where applicable, will be set forth in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC under the Exchange Act that are incorporated by reference.

LEGAL MATTERS

        In connection with particular offerings of the securities in the future, and if stated in the applicable prospectus supplements, the validity of those securities will be passed upon for us by counsel named in the applicable prospectus supplement.

EXPERTS

        The consolidated financial statements of Waste Management, Inc. appearing in Waste Management, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 2018, and the effectiveness of Waste Management, Inc.'s internal control over financial reporting as of December 31, 2018, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

$4,000,000,000

$750,000,000 2.950% Senior Notes due 2024

$750,000,000 3.200% Senior Notes due 2026

$1,000,000,000 3.450% Senior Notes due 2029

$500,000,000 4.000% Senior Notes due 2039

$1,000,000,000 4.150% Senior Notes due 2049

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Credit Suisse
Deutsche Bank Securities
Goldman Sachs & Co. LLC
J.P. Morgan
Mizuho Securities

Barclays
BNP PARIBAS
BofA Merrill Lynch
Citigroup
SMBC Nikko
US Bancorp
Wells Fargo Securities

Co-Managers

MUFG
PNC Capital Markets LLC
Scotiabank
Academy Securities
BNY Mellon Capital Markets, LLC
Comerica Securities
MFR Securities, Inc.
Siebert Cisneros Shank & Co., L.L.C.

May 14, 2019